UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☐   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

H.B. Fuller Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Office:	1200 Willow Lake Boulevard
St. Paul, Minnesota 55110-5101
Mail:	P.O. Box 64683
St. Paul, Minnesota 55164-0683
Phone:	(651) 236-5158

Dear Shareholder:

Our 2008 Annual Meeting of Shareholders will be held on Thursday, April 3, 2008, at the H.B. Fuller Company headquarters in St. Paul, Minnesota. The meeting will begin promptly at 2:00 p.m. Please join us. Parking at our headquarters building for attendance at the meeting is complimentary.

The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting. Also enclosed is a copy of our 2007 Annual Report, including our Annual Report on Form 10-K. You can also view these materials on the Internet at www.hbfuller.com in the Investor Relations section.

Your vote is important, so please sign and return the enclosed proxy card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like to vote your shares.

Sincerely,

MICHELE VOLPI
President and Chief Executive Officer

February 27, 2008

Office:	1200 Willow Lake Boulevard
St. Paul, Minnesota 55110-5101
Mail:	P.O. Box 64683
St. Paul, Minnesota 55164-0683
Phone:	(651) 236-5158

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Thursday, April 3, 2008, at 2:00 p.m. Central Time

Place:	H.B. Fuller Company
1200 Willow Lake Boulevard
St. Paul, Minnesota

Items of Business:	The election of three directors for a three-year term.

The ratification of the appointment of KPMG LLP as H.B. Fuller’s independent auditors for the fiscal year ending November 29, 2008.

The approval of the Amended and Restated H.B. Fuller Annual and Long-Term Incentive Plan.

Any other business that may properly be considered at the meeting or any adjournment thereof.

Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on February 8, 2008.

Voting by Proxy:	Whether or not you plan to attend the meeting in person, please mark, date and sign the enclosed proxy card and mail it in the enclosed envelope. No postage is required if the proxy card is mailed in the United States. Instead of mailing the proxy card, you may enter voting instructions by telephone at 1-800-560-1965 or via the Internet at www.eproxy.com/ful/.

Annual Report:	H.B. Fuller’s 2007 Annual Report including our Annual Report on Form 10-K for the fiscal year ended December 1, 2007, which is not part of the proxy soliciting material, is enclosed.

By Order of the Board of Directors

Timothy J. Keenan
Vice President, General Counsel and Corporate Secretary

February 27, 2008

i

ii

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

APRIL 3, 2008

The Board of Directors of H.B. Fuller Company is soliciting proxies to be used at the Annual Meeting of Shareholders to be held on April 3, 2008, and at any adjournment and reconvening of the meeting. We will begin mailing this Proxy Statement and the enclosed form of proxy on or about February 27, 2008.

QUESTIONS AND ANSWERS ABOUT THE MEETING

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon the matters disclosed in the Notice of Annual Meeting of Shareholders that preceded this Proxy Statement. These include the election of three directors, ratification of the appointment of our independent auditors and approval of the Amended and Restated H.B. Fuller Annual and Long-Term Incentive Plan.

We will also consider any other business that may properly be presented at the meeting, and management will report on H.B. Fuller’s performance during the last fiscal year and respond to questions from shareholders.

How does the Board recommend that I vote?

The Board of Directors recommends a vote “FOR” all of the nominees for director, “FOR” the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending November 29, 2008 and “FOR” the approval of the Amended and Restated H.B. Fuller Annual and Long-Term Incentive Plan.

Who is entitled to vote at the meeting?

If you were a shareholder of record at the close of business on February 8, 2008, you are entitled to vote at the meeting.

As of the record date, 56,340,502 shares of Common Stock were outstanding and eligible to vote.

What is the difference between a shareholder of record and a street name holder?

If your shares are registered directly in your name, you are considered the “shareholder of record” with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, such as the H.B. Fuller 401(k) Thrift Plan, you are considered the beneficial owner of those shares, and your shares are held in street name. If you are a “street name holder”, you will receive a voting instructions card, which appears very similar to a proxy card. Please complete that card as directed in order to ensure your shares are voted at the meeting.

What are the voting rights of the shareholders?

Holders of Common Stock are entitled to one vote per share. Therefore, a total of 56,340,502 votes are entitled to be cast at the meeting. There is no cumulative voting for the election of directors.

How many shares must be present to hold the meeting?

A quorum is necessary to hold the meeting and conduct business. The presence of shareholders who can direct the voting of at least a majority of the outstanding shares of Common Stock as of the record date is considered a quorum. A shareholder is counted as present at the meeting if the shareholder is present and votes in person at the meeting or the shareholder has properly submitted a proxy by mail, telephone or via the Internet.

How do I vote my shares?

If you are a shareholder of record, you can give a proxy to be voted at the meeting either:

•	over the telephone by calling 1-800-560-1965;

•	electronically, using the Internet at www.eproxy.com/ful/; or

•	by mailing the enclosed proxy card.

The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or by using the Internet, please refer to the specific instructions on the enclosed proxy card. If you wish to vote using the paper proxy card, please return your signed proxy card to us before the meeting. You may also vote in person at the meeting.

If you hold your shares in street name, you must vote your shares following the procedures indicated to you by your broker or nominee on the enclosed voting instructions card.

What does it mean if I receive more than one proxy card or voting instructions card?

It means you hold shares of H.B. Fuller stock in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you vote by telephone or via the Internet, vote once for each proxy card you receive.

Can I vote my shares in person at the meeting?

Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting. However, even if you currently plan to attend the meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide to not attend the meeting.

If you hold your shares in street name, you may vote your shares in person at the meeting only if you obtain a signed proxy from your broker, bank or other nominee giving you the right to vote such shares at the meeting.

What vote is required for the proposals to be approved?

With respect to the election of directors, the three director nominees receiving the most votes for their election will be elected directors. With respect to approval of all other matters to come before the meeting, including the ratification of the appointment of KPMG LLP as our independent auditors and the approval of the Amended and Restated H.B. Fuller Amended and Restated Annual and Long-Term Incentive Plan, the affirmative vote of a majority of the shares of Common Stock represented and entitled to vote on each matter is required, provided that the total number of shares of Common Stock that vote on each proposal represents a majority of the shares outstanding on the record date.

How are votes counted?

Shareholders may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” on the ratification of the appointment of KPMG LLP. Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” on the approval of the Amended and Restated H.B. Fuller Annual and Long-Term Incentive Plan.

If you vote ABSTAIN or WITHHOLD, your shares will be counted as present at the meeting for the purposes of determining a quorum. If you ABSTAIN from voting on a proposal, your abstention has the same effect as a vote against that proposal. If you WITHHOLD authority to vote for one or more of the nominees for director, this will have no effect on the election of any director from whom votes are withheld.

If you hold your shares in street name and do not provide voting instructions to your broker or nominee, your shares may not be voted. In this situation, a “broker non-vote” may occur. Shares that constitute broker non-votes will be present at the meeting for the purpose of determining a quorum, but are not considered as entitled to vote on the proposal in question, and, therefore, will not affect the outcome of the vote with respect to that proposal.

What if I do not specify how I want my shares voted?

If you do not specify on your returned proxy card (or when giving your proxy by telephone or via the Internet) how you want to vote your shares, we will vote them:

•	FOR all of the nominees for director;

•	FOR the ratification of the appointment of KPMG LLP as our independent auditors for the 2008 fiscal year;

•	FOR the approval of the Amended and Restated H.B. Fuller Company Annual and Long-Term Incentive Plan; and

•	with respect to such other matters that may properly come before the meeting, in accordance with the judgment of the persons named as proxies in the enclosed proxy card or voting instructions card.

Can I change my vote?

Yes. If you are a shareholder of record, you may change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

•	by sending a written notice of revocation to our Corporate Secretary;

•	by submitting another properly signed proxy card at a later date to our Corporate Secretary;

•	by submitting another proxy by telephone or via the Internet at a later date; or

•	by voting in person at the meeting.

If you are a street name holder, please consult your broker, trustee or nominee for instructions on how to change your vote.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners of shares held in street name. We have retained Morrow & Co., LLC to assist in the solicitation of proxies for a fee of approximately $5,500 plus associated costs and expenses.

We are soliciting proxies primarily by mail. In addition, proxies may be solicited by telephone or facsimile, or personally by our directors, officers and regular employees. These individuals will receive no compensation (other than their regular salaries) for these services.

Are the proxy and related materials available electronically?

Yes. All proxy-related materials have also been sent via mail.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on April 3, 2008

Our Proxy Statement and 2007 Annual Report, including our Annual Report on Form 10-K, are available on the H.B. Fuller Company website at www.hbfuller.com in the “Financial” section of the “Investor Relations” page.

Will the meeting consider any other business?

Our Bylaws provide that a shareholder may present a proposal at the annual meeting that is not included in this Proxy Statement only if proper written notice was received by us before the close of business on November 5, 2007. Since no shareholder provided the notice required by the Bylaws prior to that deadline, we do not anticipate that any other proposals will be presented for consideration at the meeting. If you wish to present a proposal at the 2009 Annual Meeting, please see “How can a shareholder present a proposal at the 2009 Annual Meeting?”

As of the date of this Proxy Statement, we do not know of any other business to be presented for consideration at the Annual Meeting. If any other business does properly come before the meeting, the persons named as proxies on the enclosed proxy card will vote in accordance with their best judgment as to the best interests of H.B. Fuller and its shareholders.

How can a shareholder present a proposal at the 2009 Annual Meeting?

In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for the 2009 Annual Meeting, the written proposal must be received at our principal executive offices by the close of business on October 30, 2008. The proposal must comply with Securities and Exchange Commission (SEC) regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Please contact our Corporate Secretary for a copy of such regulations.

If a shareholder wishes to present a proposal at the 2009 Annual Meeting that would not be included in our Proxy Statement for such meeting, the shareholder must provide notice to us no later than October 30, 2008. Please contact the Corporate Secretary for a description of the steps to be taken to present such a proposal.

How can a shareholder get a copy of the Company’s 2007 Annual Report on Form 10-K?

Our 2007 Annual Report, including our Annual Report on Form 10-K, for the year ended December 1, 2007, accompanies this Proxy Statement. The 2007 Annual Report and Form 10-K is also available in the “Financial” section of our “Investor Relations” page of our website, www.hbfuller.com. If requested, we will provide you copies of any exhibits to the Form 10-K upon payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to the Corporate Secretary, H.B. Fuller Company, 1200 Willow Lake Boulevard, P.O. Box 64683, St. Paul, Minnesota 55164-0683.

Who is the Corporate Secretary?

The Corporate Secretary is Timothy J. Keenan. The mailing address is the Office of the Corporate Secretary, P.O. Box 64683, St. Paul, Minnesota 55164-0683.

SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows how much H.B. Fuller Common Stock each director and executive officer listed in the Summary Compensation Table in this Proxy Statement beneficially owned as of January 15, 2008 (unless otherwise noted). The table also shows the beneficial ownership of H.B. Fuller Common Stock by all directors and executive officers of H.B. Fuller as a group. In addition, the table shows all shareholders known to us to be the beneficial owners of more than 5% of H.B. Fuller Common Stock.

In addition to the shares listed in this table, certain executive officers and directors hold phantom stock units under our deferred compensation plans that will be paid out in shares of H.B. Fuller Common Stock. These units are subject to the same economic risk as a direct investment in H.B. Fuller Common Stock. Information regarding the phantom stock units held by these executive officers and directors is set forth in the footnotes below.

Unless otherwise noted, the shareholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock owned by them, and such shares are not subject to any pledge.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
FMR LLC.	8,997,627	(1)	15.65%
Mairs and Power, Inc.	4,159,798	(2)	7.23%
The Bank of New York Mellon Corporation	3,903,071	(3)	6.79%
Barclays Global Investors and Fund Advisors	3,151,034	(4)	5.48%
Juliana L. Chugg	1,309	(5)(6)	*
Knut Kleedehn	10,938	(5)	*
J. Michael Losh	3,774	(5)	*
Richard L. Marcantonio	2,699	(5)(6)	*
Lee R. Mitau	30,133	(5)(6)	*
Alfredo L. Rovira	1,939	(5)	*
John C. van Roden, Jr.	14,962	(5)(6)	*
R. William Van Sant	12,754	(5)	*
Michele Volpi	143,952	(7)	*
James C. McCreary, Jr.	96,278	(8)	*
John A. Feenan	16,027	(9)	*
Ann B. Parriott	29,181	(10)	*
Timothy J. Keenan	36,591	(11)	*
Jay T. Scripter	12,964	(12)	*
All directors and executive officers as a group (19 people)	502,848	(13)	.87%

*	Indicates less than 1%.

(1)

This information is based on a Schedule 13G/A filed by the holder with the SEC on February 14, 2008 reporting beneficial ownership as of December 31, 2007. The holder reported that, FMR LLC, a parent holding company, has sole voting power over 400,600 shares and dispositive power over all of the shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser under the Investment Advisers Act of 1940, is the beneficial owner of 8,597,027 shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 8,597,027 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, the Chairman of FMR LLC, are the predominant owners directly or through trusts of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Through their ownership of voting common shares and the execution of a shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned by the Fidelity Funds. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned investment adviser subsidiary of FMR LLC, beneficially owns 35,100 shares as a result of its serving as an investment adviser to institutional accounts, non-U.S. mutual funds and/or investment companies owning such shares. Each of Mr. Johnson and FMR LLC, through its control of PGALLC have sole power to vote or direct the vote of, and sole dispositive power over, 35,100 shares. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned bank subsidiary of FMR LLC, beneficially owns 363,700 shares as a result of serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 363,700 shares and sole power to vote or to direct the voting of 363,700 shares owned by the institutional accounts managed by PGATC. Fidelity International Limited (“FIL”), which provides various investment advisory and management services to non U.S. investment companies and certain institutional investors, beneficially owns 1,800 shares. The holder’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)	This information is based on a Schedule 13G/A filed by the holder with the SEC on February 14, 2008 reporting beneficial ownership as of December 31, 2007. The holder reported that, as an investment adviser under the Investment Advisers Act of 1940, it furnishes investment advice to two investment companies and serves as an investment manager to certain other commingled group trusts and separate accounts. In this capacity, the holder has sole voting power over 3,644,800 shares and dispositive power over all of the shares. In addition, the holder disclaims beneficial ownership of all of the shares. Also, the interest of one person, Mairs and Power Growth Fund, Inc., an investment company registered under the Investment Company Act of 1940, in the Common Stock of H.B. Fuller Company, amounted to 3,200,000 shares at December 31, 2007. The holder’s address is W-1520 First National Bank Building, 332 Minnesota Street, Saint Paul, Minnesota 55101.

(3)

This information is based on a Schedule 13G filed with the SEC on February 14, 2008 reporting beneficial ownership as of December 31, 2007. The holder reported that it has sole voting power over 3,719,022 shares, shared voting power over 30,300 shares, sole dispositive power over 3,870,071 shares and shared dispositive power over 33,000 shares. The amount of shares beneficially owned are owned by The Bank of New York Mellon Corporation and its direct or indirect subsidiaries in their various capacities including the following (i) banks: The Bank of New York (parent holding company of Estabrook Capital Management LLC and Gannett, Welsh & Kotler LLC), Mellon Bank, N.A. (parent holding company of The Dreyfus Corporation; Laurel Capital Advisors LLP; and Mellon Trust of Delaware, N.A.), and Mellon Trust of New England, N.A; (ii) investment advisers: The Boston Company Asset Management LLC, The Dreyfus Corporation (parent holding company of MBSC Securities Corporation), Founders Asset Management LLC, Franklin Portfolio Associates LLC, MBSC Securities Corporation (parent holding company of Founders Asset Management LLC), and Mellon Capital Management Corporation; and (iii) parent holding companies or control persons: The Bank of New York Mellon Corporation; MAM (DE) Trust (parent holding company of MAM (MA) Holding Trust), MAM (MA) Holding Trust (parent holding company of Boston Safe Advisors, Inc.; Franklin Portfolio Associates LLC, Standish Mellon Asset Management Company LLC, and The Boston Company Asset Management LLC) and MBC Investments Corporation (parent holding company of The Dreyfus Trust Company, Mellon Capital Management Corporation and Neptune LLC). The holder’s address is One Wall Street, 31st Floor, New York, New York 10286.

(4)	This information is based on a Schedule 13G filed with the SEC on February 5, 2008 by the holder as a group including Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Global Investors, Ltd. reporting beneficial ownership as of December 31, 2007. The holder reported that the shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts. In this capacity, the holder has sole voting power over 2,394,565 shares and sole dispositive power over all of the shares. The holder’s address is 45 Fremont Street, San Francisco, California, 94105.

(5)	Excludes phantom stock units credited to the accounts of directors who participate in the Directors’ Deferred Compensation Plan, described under the heading “Director Compensation”. These phantom stock units are not entitled to vote at the meeting. The number of units credited to each director participating in this plan is as follows:

Juliana Chugg	1,690	Lee R. Mitau	60,456
Knut Kleedehn	16,900	Alfredo L. Rovira	13,140
J. Michael Losh	39,230	John C. van Roden, Jr.	1,690
Richard L. Marcantonio	15,698	William R. Van Sant	31,020

(6)	Includes the following shares of restricted Common Stock awarded under the 1998 Directors’ Stock Incentive Plan, including shares acquired upon reinvestment of dividends:

Juliana L. Chugg	1,309	Lee R. Mitau	15,907
Richard L. Marcantonio	2,699	John C. van Roden, Jr.	2,746

(7)	Includes 57,465 shares of restricted Common Stock subject to forfeiture, 1,810 shares held in trust under H.B. Fuller’s 401(k) Thrift Plan and 78,877 shares that could be issued pursuant to stock options which are currently exercisable. Excludes 3,786 phantom stock units credited to Mr. Volpi’s H.B. Fuller Common Stock account under the Key Employee Deferred Compensation Plan described in the narrative accompanying the Nonqualified Deferred Compensation Table in this Proxy Statement. These phantom stock units are not entitled to vote at the meeting.

(8)	Includes 9,269 shares of restricted Common Stock subject to forfeiture, 3,747 shares held in trust under H.B. Fuller’s 401(k) Thrift Plan and 69,215 shares that could be issued pursuant to stock options which are currently exercisable. Excludes 4,420 phantom stock units credited to Mr. McCreary’s H.B. Fuller Common Stock account under the Key Employee Deferred Compensation Plan. These phantom stock units are not entitled to vote at the meeting.

(9)	Includes 1,127 shares held in trust under H.B. Fuller’s 401(k) Thrift Plan. Excludes 4,353 phantom stock units credited to Mr. Feenan’s H.B. Fuller Common Stock account under the Key Employee Deferred Compensation Plan. These phantom stock units are not entitled to vote at the meeting. Mr. Feenan resigned from H. B. Fuller effective February 15, 2007.

(10)	Includes 15,120 shares of restricted Common Stock subject to forfeiture, 114 shares held in trust under H.B. Fuller’s 401(k) Thrift Plan and 13,947 shares that could be issued pursuant to stock options which are currently exercisable or which will become exercisable within 60 days of January 15, 2008. Excludes 472 phantom stock units credited to Ms. Parriott’s H.B. Fuller Common Stock account under the Key Employee Deferred Compensation Plan. These phantom stock units are not entitled to vote at the meeting.

(11)	Includes 11,904 shares of restricted Common Stock subject to forfeiture, 1,024 shares held in trust under H.B. Fuller’s 401(k) Thrift Plan and 21,581 shares that could be issued pursuant to stock options which are currently excercisable. Excludes 498 phantom stock units credited to Mr. Keenan’s H.B. Fuller Common Stock account under the Key Employee Deferred Compensation Plan. These phantom stock units are not entitled to vote at the meeting.

(12)	Includes 7,192 shares of restricted Common Stock subject to forfeiture, 1,562 shares held in trust under H.B. Fuller’s 401(k) Thrift Plan and 4,002 shares that could be issued pursuant to stock options which are currently exercisable.

(13)	Includes 116,179 shares of restricted Common Stock subject to forfeiture, 16,034 shares held in trust under H.B. Fuller’s 401(k) Thrift Plan and 251,344 shares that could be issued pursuant to stock options which are currently exercisable or which will become exercisable within 60 days of January 15, 2008. Excludes 23,808 restricted stock units which are subject to forfeiture and 193,632 phantom stock units credited to the individual accounts under the Directors’ Deferred Compensation Plan and the Key Employee Deferred Compensation Plan. Neither the restricted stock units nor phantom stock units are entitled to vote at the meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file initial reports of ownership and reports of changes in ownership of H.B. Fuller’s securities with the SEC. These reports are available for review on our website: www.hbfuller.com, in the “Financial” section of the Investor Relations page. Directors and executive officers are required to furnish us with copies of these reports. Based solely on a review of these reports and written representations from the directors and executive officers, we believe that all directors and executive officers complied with all Section 16(a) filing requirements for fiscal year 2007, except for Mr. van Roden, who filed one late report in January 2007 reporting the conversion of Common Stock units under the Directors’ Deferred Compensation plan into Common Stock and Mr. Kleedehn, Mr. Losh, Mr. Marcantonio, Mr. Mitau and Mr. Van Sant, who each filed one late report in June 2007 reporting the deferral of second quarter retainer fees.

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal

The Board of Directors is currently composed of nine directors and divided into three classes. Each year one class of directors stands for election for a three-year term. The term of office for Class III directors, consisting of J. Michael Losh, Lee R. Mitau and R. William Van Sant, will expire at the annual meeting.

At the annual meeting, three persons are to be elected as Class III directors to hold a three-year term of office from the date of their election until the 2011 annual meeting and until their successors are duly elected and qualified. The three nominees for election as Class III directors are J. Michael Losh, Lee R. Mitau and R. William Van Sant, all of whom are currently directors. All of the nominees have agreed to serve as a director if elected. Following the annual meeting, the Board will be comprised of nine directors. Pursuant to our Company’s Bylaws, no more than 15 persons may serve on the Board. For information on how a shareholder may suggest a person to be a nominee to the Board, see “How can a shareholder suggest a candidate for election to the Board?”

The term of office for Class I directors, currently consisting of Richard L. Marcantonio, Alfredo Rovira and Juliana L. Chugg will expire at the annual meeting in 2009 and the term of office for Class II directors, consisting of Knut Kleedehn, John C. van Roden, Jr. and Michele Volpi, will expire at the annual meeting in 2010. All of the directors were elected to the Board of Directors by the shareholders, except Ms. Chugg who was appointed to the Board of Directors effective April 2007.

We will vote your shares as you specify when providing your proxy. You may either vote FOR or WITHHOLD authority to vote for each nominee for the Board of Directors. If you submit your proxy without voting instructions, we will vote your shares FOR the election of the three nominees. If, for any reason, any nominee becomes unable to serve before the election, we will vote your shares for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors, at its option, may reduce the number of directors constituting Class III directors.

The three director nominees receiving the most votes for their election will be elected directors.

The Board of Directors recommends a vote FOR election of each of the nominees.

Who are the nominees?

The nominees provided the following information about themselves as of January 31, 2008.

Class III (Term Ending in 2008)

J. Michael Losh

Age:	61

Director Since:	2001

Principal Occupation:	Private Investor

Business Experience:	Mr. Losh was the interim Chief Financial Officer of Cardinal Health, Inc., a provider of products and services for the health care market, located in Dublin, Ohio, from July 2004 to May 2005. He was the Chairman of Metaldyne Corporation (now a wholly-owned subsidiary of Asahi Tec Corporation), a global designer and supplier of high quality, metal-formed components, assemblies and modules for the transportation industry headquartered in Plymouth, Michigan, from 2000 to 2002. Prior to that position, Mr. Losh was employed by General Motors Corporation from 1964 to 2000. At General Motors he served in a variety of operating and financial posts in the U.S., Mexico and Brazil, including general manager of both the Pontiac and Oldsmobile divisions. From 1994 to 2000, Mr. Losh was Chief Financial Officer of General Motors.

The Board of Directors has determined that Mr. Losh is an audit committee financial expert as that term is defined under the rules of the SEC.

Other Directorships:

AON Corporation; AMB Property Corp.; Cardinal Health, Inc.; MASCO Corporation; Metaldyne Corporation (a wholly owned subsidiary of Asahi Tec Corporation); TRW Automotive Holdings Corporation.

In addition to H.B. Fuller, Mr. Losh serves on the audit committees of AMB Property Corp., Cardinal Health, Inc., MASCO Corp., Metaldyne Corp. and TRW Automotive Holdings Corp. The Board of Directors of H.B. Fuller has determined that such simultaneous service does not impair Mr. Losh’s ability to effectively serve on our Audit Committee. This determination reflects Mr. Losh’s experience and understanding of financial statements, accounting principles and controls and audit committee functions gained throughout his professional career, and his availability to devote time and attention to his service on each committee.

Lee R. Mitau

Age:	59

Director Since:	1996, Chairman of the Board since December 2006.

Principal Occupation:	Executive Vice President and General Counsel, U.S. Bancorp, a bank holding company headquartered in Minneapolis, Minnesota.

Business Experience:	Mr. Mitau has been Executive Vice President and General Counsel of U.S. Bancorp since 1995.

Other Directorships:	Mr. Mitau is Chairman of the Board of Graco Inc.

R. William Van Sant

Age:	69

Director Since:	2001

Principal Occupation:	Operating Partner, Stone Arch Capital, LLC, a private equity fund based in Minneapolis, Minnesota.

Business Experience:	Mr. Van Sant joined Stone Arch Capital, LLC as an Operating Partner as of January 2008. He also served as President and Chief Executive Officer of Paladin (a Dover Company), a manufacturer of heavy-duty construction products headquartered in Cedar Rapids, Iowa, from August 2006 to December 2007. He previously served as Chairman at Paladin from July 2005 to August 2006 and as Chairman and Chief Executive Officer of Paladin from October 2003 to July 2005. Mr. Van Sant was also an Operating Partner of Norwest Equity Partners, a leveraged buyout capital firm headquartered in Minneapolis, Minnesota, from 2001 to August 2006. He was Chairman, Director and Chief Executive Officer of Nortrax, Inc., a distributor of John Deere construction equipment in Minneapolis, Minnesota, from 1999 to March 2001.

Other Directorships:	Mr. Van Sant is a director of Graco Inc.

How can a shareholder suggest a candidate for election to the Board?

The Corporate Governance and Nominating Committee of the Board nominates all candidates for election to the Board. Generally, current directors or management identify candidates for consideration by the Committee. The Corporate Governance and Nominating Committee will review all nominees to the Board of Directors, including an assessment of a nominee’s judgment, experience, independence and such other factors as the Corporate Governance and Nominating Committee concludes are pertinent in light of the Board’s needs. The Board of Directors believes that its membership should reflect a diversity of experience, skills, geography, gender and ethnicity. The Corporate Governance and Nominating Committee will select qualified nominees and review its recommendations with the Board, which will decide whether to invite any nominee to join or stand for reelection to the Board. If appropriate in the future, the Committee may engage a third person for a fee to assist in the process of identifying potential nominees. The Committee also will consider candidates recommended by any shareholder using the same criteria set forth above. No shareholder identified any candidate during fiscal year 2007. Any shareholder interested in suggesting a candidate for election to the Board should contact the Corporate Governance and Nominating Committee through the Corporate Secretary.

Who are the remaining directors?

The directors not standing for election at the meeting and whose service will continue until the end of their respective terms also provided the following information about themselves as of January 31, 2008.

Class I (Term Ending in 2009)

Richard L. Marcantonio

Age:	57

Director Since:	2004

Principal Occupation:	Chairman and Chief Executive Officer of G&K Services, Inc., a provider of uniform rental services, located in Minnetonka, Minnesota.

Business Experience:	Mr. Marcantonio has served as a director of G&K Services, Inc. since November 2003, and as Chairman and Chief Executive Officer since November 2005, prior to which he served as President and Chief Executive Officer from January 2004 to November 2005 and President and Chief Operating Officer from July 2002 to January 2004. From March 2002 until July 2002, Mr. Marcantonio served as President of the Industrial and Service Sectors at Ecolab, Inc., a leading global developer and marketer of cleaning and maintenance products. Mr. Marcantonio served as Executive Vice President of Ecolab’s Industrial and Service Sectors from January 2001 until March 2002.

Other Directorships:	Mr. Marcantonio is a director of G&K Services, Inc.

Alfredo L. Rovira

Age:	62

Director Since:	2003

Principal Occupation:	Managing partner of the law firm of Brons & Salas, and Co-Chairman of the Corporate Law Department of that firm, located in Buenos Aires, Argentina.

Business Experience:	Mr. Rovira has been associated with Brons & Salas since 1970, has served as managing partner since April 1992, and has served, first as Chairman since 1984 and later on as Co-Chairman of the Corporate Law Department, since April 1992. At Brons & Salas, Mr. Rovira has had extensive experience as an arbitrator involving both domestic and multinational companies. He has also written and taught extensively on legal topics.

Juliana L. Chugg

Age:	40

Director Since:	2007

Principal Occupation:	Senior Vice President, President Pillsbury USA, General Mills, Inc., a manufacturer and marketer of consumer food products.

Business Experience:	Ms. Chugg has been with General Mills, Inc. in Minneapolis, Minnesota since June 1999. Prior to her appointment as Senior Vice President and President, Pillsbury USA in 2006, she served as Vice President, President of Baking Division and Managing Director of General Mills, Australia from July 1999 to August 2004.

Class II (Term Ending in 2010)

Knut Kleedehn

Age:	70

Director Since:	2001

Principal Occupation:	Private Investor

Business Experience:	Mr. Kleedehn was with Bayer AG, a global health care, nutrition and high tech materials company, from 1960 to 2001. At Bayer, he served in a series of senior management roles as President and Senior Country Representative of Bayer for Japan and Korea, co-chair of Bayer do Brasil, General Manager of Bayer’s Pigments and Ceramics Division, and CEO of three Bayer chemical divisions and several subsidiaries.

John C. van Roden, Jr.

Age:	58

Director Since:	2003

Principal Occupation:	Consultant to Glatfelter, Inc., a specialty paper producer located in York, Pennsylvania.

Business Experience:	Mr. van Roden was appointed Executive Vice President and Chief Financial Officer of Glatfelter, Inc. in February 2005 and served in that capacity until January 2007, at which time he became a consultant. From 2003 to February 2005 he served as Senior Vice President and Chief Financial Officer of Glatfelter, Inc. He served as Senior Vice President and Chief Financial Officer for Conectiv, an energy company located in Wilmington, Delaware, from 1998 to 2003 and at Lukens, Inc., a specialty steel producer located in Coatesville, Pennsylvania, from 1982 to 1998.

Other Directorships:	Mr. van Roden is a director of Airgas, Inc., Penn Virginia GP Holdings, L.P. and Horsehead Corporation.

Michele Volpi

Age:	43

Director Since:	2006

Principal Occupation:	President and Chief Executive Officer, H.B. Fuller Company.

Business Experience:	Mr. Volpi was appointed President and Chief Executive Officer of H.B. Fuller Company in December 2006. He was Group President, General Manager of the Global Adhesives Division of H.B. Fuller Company from December 2004 to December 2006. Prior to that position, he served as Global Strategic Business Unit Manager, Assembly for H.B. Fuller Company from June 2002 to December 2004. From 1999 to June 2002, Mr. Volpi served as General Manager, Marketing for General Electric Company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board, upon recommendation of the Corporate Governance and Nominating Committee, has adopted Corporate Governance Guidelines, which summarize many of the corporate governance principles that the Board has followed in governing H.B. Fuller. The guidelines are available for review on our website: www.hbfuller.com, in the “Governance” section of the Investor Relations page. A printed copy of the guidelines may also be obtained by sending a request to the Office of the Corporate Secretary, P.O. Box 64683, St. Paul, Minnesota 55164-0683.

Code of Business Conduct

We have a Code of Business Conduct applicable to all of our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of this Code of Business Conduct is available for review on our website at www.hbfuller.com, in the “Governance” section of the Investor Relations page. A printed copy of the Code of Business Conduct may also be obtained by sending a request to the Office of the Corporate Secretary, P.O. Box 64683, St. Paul, Minnesota 55164-0683.

Communications with Directors

Any shareholder or other interested party may contact the Board, any committee or an individual director, by mailing a letter addressed to the Board, committee or individual director in care of the Corporate Secretary. The Corporate Secretary reviews all communications, and after ascertaining whether such communications are appropriate to the duties and responsibilities of the Board, will forward such correspondence to the directors for their information and consideration. The Board has requested the Corporate Secretary not forward the following types of communications to the Board: general solicitations for business or products, job applications or resumes, and any material that does not relate to the responsibilities of the Board.

Director Independence

Pursuant to our Corporate Governance Guidelines and the listing standards of the New York Stock Exchange (NYSE), the Board has determined that all current Board members, other than Mr. Volpi, are independent. No director is considered independent unless the Board affirmatively determines that such director has no material relationship with H.B. Fuller. In assessing the materiality of any person’s relationship with H.B. Fuller, the Board considers all relevant facts and circumstances, including not only direct relationships between H.B. Fuller and each director but also any relationships between H.B. Fuller and any entity with which a director is affiliated.

The Board of Directors reviewed certain transactions between H.B. Fuller and our directors, their immediate family members and entities with which they are affiliated and determined that they were made or established in the ordinary course of business and that the directors had no direct or indirect material interest in the transactions. All of the transactions were either banking or lending type transactions or standard customer-supplier transactions.

The Board considered lending, trustee and credit card services between the Company and the following company at which a current director is an officer:

•	U.S. Bank (a commercial bank providing banking, brokerage, insurance, investment, mortgage, trust and payment services), of which Lee R. Mitau is the Executive Vice President and General Counsel.

The Board considered customer-supplier transactions between the Company and the following companies at which a current director is an employee or officer:

•

Les Services G&K (Quebec) Inc., G&K Services Inc.’s Canadian subsidiary (a provider of uniform and facility services), of which Richard L. Marcantonio is Chairman of the Board and Chief Executive Officer, and

•	General Mills, Inc. (a manufacturer and marketer of consumer food products), of which Juliana Chugg is a Senior Vice President.

Meetings of the Board and Board Committees

Directors are expected to attend the annual meeting of shareholders and all meetings (including teleconference meetings) of the Board and each committee on which they serve. The Board and the Compensation Committee each held four scheduled meetings during the 2007 fiscal year. The Corporate Governance and Nominating Committee held three meetings during the 2007 fiscal year. The Audit Committee held ten meetings during the 2007 fiscal year, six of which were teleconference meetings. During the fiscal year, the directors attended greater than 75% of the meetings of the Board and Board committees on which the directors served. In addition, all but one of the then-serving directors attended our Annual Meeting of shareholders held on April 4, 2007.

What are the roles of the Board’s committees?

The Board of Directors is responsible for the overall affairs of H.B. Fuller. The Board conducts its business through meetings of the Board and three standing committees: Audit; Compensation; and Corporate Governance and Nominating. The Board has adopted a written charter for each committee. The charters for each of these committees are available for review on website: www.hbfuller.com in the “Governance” section of the Investor Relations page. Printed copies of these charters may also be obtained by sending a request to the Office of the Corporate Secretary, P.O. Box 64683, St. Paul, Minnesota 55164-0683. When necessary, the Board may also establish ad hoc committees to address specific issues.

Audit Committee

J. Michael Losh (Chair)	Richard L. Marcantonio
Juliana Chugg	Alfredo L. Rovira

Number of Meetings in fiscal year 2007:    Ten

Functions:    The Audit Committee appoints the independent auditors to audit our consolidated financial statements, oversees the audit and the independence and performance of our independent public auditors, determines and pre-approves the type and scope of all audit, audit-related and non-audit services provided by our independent auditors, oversees our internal audit function, reviews the performance of our retirement plans and reviews the annual audited consolidated financial statements, accounting principles and practices and the adequacy of internal controls. This Committee also monitors compliance with our Code of Business Conduct and our Policy and Procedures Regarding Transactions with Related Persons.

All of the members of the Audit Committee are considered independent as that term is defined by our Corporate Governance Guidelines, the listing standards of the NYSE and the applicable rules and regulations of the SEC. The Board of Directors has determined that Mr. J. Michael Losh satisfies the requirements of an audit committee financial expert as such term is defined under the rules and regulations of the SEC. The Audit Committee Report for fiscal year 2007 is included in this Proxy Statement.

Compensation Committee

R. William Van Sant (Chair)	Lee R. Mitau
Knut Kleedehn	John C. van Roden, Jr.

Number of Meetings in fiscal year 2007:    Four

Functions:    The Compensation Committee establishes overall compensation programs and practices for executives and reviews and approves compensation, including salary, incentive programs, stock-based awards, perquisites, supplemental benefits, employment agreements, severance agreements, change in control provisions and other executive compensation items for executives who report to the Chief Executive Officer The Compensation Committee monitors the competitiveness, fairness and equity of our retirement plans and administers our stock-based compensation plans and individual awards.

The Compensation Committee annually reviews and approves compensation for our non-employee directors compensation including retainers, fees, stock-based awards, and other compensation and expense items.

The Compensation Committee may delegate its authority to the Chair of the Compensation Committee to accelerate vesting of outstanding awards. The Committee intends this delegation of authority for situations of retirement or termination, and where it is impractical to obtain participation by all Committee members.

The Compensation Committee may use outside compensation consultants to provide compensation advice, competitive survey data and other benchmark information related to trends and competitive practices in executive compensation. During 2007, management used Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”) as an outside compensation consultant, with the knowledge and agreement of the Compensation Committee. Information provided by Towers Perrin to management was made available to the Committee. During 2007, management requested Towers Perrin to conduct market research on CEO compensation, non-employee director total compensation, and change-in-control agreements. They were asked to compare our practices regarding these areas with the prevailing market practice and to provide observations. Management provided this information to the Compensation Committee for their review. Towers Perrin also provides actuarial and benefits consulting services to H.B. Fuller. Management also used Mercer Human Resource Consulting for review of the pension plan. This is discussed in the “Benefits, Retirement Programs, Perquisites and Other Programs” section of the “Compensation Discussion and Analysis” section of this Proxy Statement. Management also used Hewitt Associates as an outside compensation consultant to provide stock grant value calculations (Black-Scholes). During 2007, Hewitt Associates also provided market compensation survey information. See discussion in the “Compensation Discussion and Analysis” section of this Proxy Statement.

All of the members of the Compensation Committee are considered independent as that term is defined by our Corporate Governance Guidelines and the listing standards of the NYSE. The Committee operates under a written charter adopted by our Board, which was amended in July 2007. A copy of the charter is available on our website: www.hbfuller.com in the “Governance” section of the Investor Relations page. The Compensation Committee Report for fiscal year 2007 is included in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2007, the following individuals served as members of our Compensation Committee: R. William Van Sant, Knut Kleedehn, Lee R. Mitau and John C. van Roden, Jr. No member of the Compensation Committee is a current or former officer or employee of H.B Fuller or any of our subsidiaries or has any relationship with H.B. Fuller requiring disclosure under “Certain Relationship and Related Transactions” below. The Compensation Committee Members have no interlocking relationships requiring disclosure under the rules of the SEC.

Corporate Governance and Nominating Committee

Lee R. Mitau (Chair)	John C. van Roden, Jr.
Knut Kleedehn	R. William Van Sant

Number of Meetings in fiscal year 2007:    Three

Functions:    The Corporate Governance and Nominating Committee reviews matters of corporate governance, including reviewing our organizational structure and succession planning. This Committee evaluates and recommends new director nominees and evaluates each current director prior to nominating such person for re-election. The Corporate Governance and Nominating Committee reviews a director’s continued service if a director’s occupation changes during his or her term. This Committee also evaluates the performance of the Chairman of the Board, the President and Chief Executive Officer, and the directors, and makes recommendations to the Board regarding any shareholder proposals.

This Committee considers shareholder recommendations for potential director nominees. Suggestions may be sent to the Corporate Governance and Nominating Committee in care of the Corporate Secretary of H.B. Fuller. See “How can a shareholder suggest a candidate for election to the Board?”

All of the members of the Corporate Governance and Nominating Committee are considered independent as that term is defined by our Corporate Governance Guidelines and the listing standards of the NYSE.

Presiding Director

Lee R. Mitau was elected non-executive Chairman of the Board effective in December 2006, and in this capacity, acted as the Presiding Director at Board of Director Meetings, and executive sessions of the non-management directors, during fiscal year 2007. If the Chairman of the Board of Directors is not the CEO or an executive officer of H.B. Fuller, then he/she shall serve as the Presiding Director. Otherwise, the Chair of the Corporate Governance and Nominating Committee shall serve as the Presiding Director.

Director Retirement

A director may not be nominated to a new term if he or she would be 72 or older at the time of election to the Board. In addition, a director may not be nominated to a new term if he or should has served more than 15 years at the time of election.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal year 2007, the Board of Directors adopted a written policy and procedures for the review, approval or ratification of transactions with executive officers, directors and nominees for director and their immediate family members. In general, the policy provides that certain transactions with these related persons and their immediate family members and certain transactions with any person who is a security holder known to us to be the beneficial owner of more than five percent of any class of our stock, are subject to the review, approval and/or ratification of the disinterested members of the Audit Committee. If ratification of a transaction is not forthcoming, management must make all reasonable efforts to cancel or annul that transaction. If a transaction with a related party is entered into without the pre-approval of the Audit Committee, it shall not be deemed to violate these policies and procedures, or be invalid or unenforceable, so long as the transaction is brought to the Audit Committee for ratification as promptly as reasonably practical after it is entered into or brought to our attention. All executive officers and directors of H.B. Fuller will be informed in writing on an annual basis of these policies and procedures. The Audit Committee may use any process and review any information that it determines is reasonable in order to determine if a transaction is fair and reasonable and on terms no less favorable to H.B. Fuller than could be obtained in a comparable arm’s length transaction with an unrelated third party to H.B. Fuller.

In addition, on an annual basis, each of our directors and executive officers completes a questionnaire and discloses information regarding entities with which they and their immediate family members are affiliated. Any person nominated for election as a director must complete a questionnaire no later than the date he or she becomes a member of the Board of Directors. Any person who becomes an executive officer must complete a questionnaire as soon as reasonably practicable thereafter.

Our Audit Committee annually reviews all transactions and relationships disclosed in the director and officer questionnaires and approves or ratifies, as applicable, any transactions with related persons. The Board of Directors makes a formal determination regarding each director’s independence.

During fiscal year 2007, we had transactions, arrangements and relationships with entities with which some of our related persons, specifically certain of our directors and their family members, are affiliated. However, in accordance with the procedures in the Company’s policy, the Audit Committee determined that those related persons had no direct or indirect material interest in those transactions, arrangements and relationships.

DIRECTOR COMPENSATION

The form and amount of compensation for each director is determined and reviewed at least annually by the Compensation Committee. Such compensation reflects the philosophy and practice for boards of similar public companies and is comprised of cash and H.B. Fuller Common Stock (or its equivalents). Similar to our executive compensation policy, the practice of generally aligning to the market median/50% also applies to our director compensation.

2007 Review of Director Compensation

At the July 2007 meeting, the Compensation Committee reviewed a market analysis conducted by Towers Perrin relating to overall director compensation competitiveness, including annual board retainers, board meeting fees, committee meeting fees, committee chair retainers and annual stock based awards. The market analysis included 24 chemical companies in the $1-3 billion revenue category and 27 in the general industry $1-$3 billion category. As a result of this market analysis, the Compensation Committee approved an increase in the discretionary stock-based award from 1.3 times the annual retainer to 1.4 times the retainer to align more closely with the market. This was an increase in the target award value of Common Stock Units of $45,500 to $49,000. The Committee approved an award value of $49,000 per director to be divided by the fair market value on July 11, 2007 to establish the number of units awarded. As a result, 1,682 Common Stock Units were awarded to each director.

Cash Fees

The following fees are paid to our non-employee directors:

Annual Board retainer	$35,000
Annual retainer for non-executive Chairman of the Board	$75,000
Annual retainer for Audit Committee Chair	$10,000
Annual retainer for Compensation Committee Chair and Corporate Governance and Nominating Committee Chair	$7,500
Daily attendance fee for each Board meeting	$1,000
Attendance fee for each Committee meeting, either in person or via telephone	$1,000
Attendance fee for each Committee ad-hoc telephone meeting	$500

Mr. Volpi, our President and Chief Executive Officer, does not receive separate compensation for serving as director nor for attendance at any meeting.

Travel Reimbursement

We also reimburse each director for any out-of-pocket expenses related to attendance at any meeting or arising from other H.B. Fuller business. If a non-employee director must travel to and from a meeting held in the United States on a day other than the day in which he/she receives any board or meeting fees, the director will be reimbursed $500 per day. For meetings held outside the United States and in the western hemisphere, non-employee directors are reimbursed $500 for travel each way. For meetings held outside the United States and in the eastern hemisphere, non-employee directors are reimbursed $1,000 for travel each way. The purpose of these payments is to reimburse non-employee directors fairly and equitably for significant travel time spent to and from H.B. Fuller Board of Directors meetings and/or Committee meetings.

Equity Awards

In addition to the retainer, meeting and attendance fees described above, the Board believes it is important that each director have an economic stake in our Common Stock. As a result, the Compensation Committee typically makes an annual grant of shares of restricted Common Stock or Common Stock units to each non-employee director. During fiscal year 2007, the Compensation Committee made a discretionary grant of 1,682 H.B. Fuller Common Stock units to each non-employee director under the Directors’ Deferred Compensation Plan. This plan is described below.

In addition, each director typically receives a one-time grant of H.B. Fuller Common Stock (or its equivalent) upon his/her initial election to the Board. These Common Stock (or its equivalent) awards are granted under our Directors’ Stock Incentive Plan, which is described below. These shares vest four years from the date of grant subject to continued service during that period. In April 2007, Ms. Chugg received a grant of 1,300 shares of restricted Common Stock at the time of her initial appointment to the Board.

Directors’ Deferred Compensation Plan

Under this plan, directors may elect to defer all or a percentage of their retainer, attendance and meeting fees. Deferred amounts are credited with gains and losses based on the performance of certain mutual funds or H.B. Fuller Common Stock as elected by the director prior to deferring any fees. Directors who elect their retainer, attendance or meeting fees to be deferred into H.B. Fuller Common Stock units as an investment are credited with phantom stock units that will be paid out in shares of Common Stock. Phantom stock units are credited with dividend equivalents equal to the amount of dividends, if any, paid on an equal number of shares of H.B. Fuller Common Stock. The dividend equivalents are converted into additional phantom stock units based on the fair market value of H.B. Fuller Common Stock on the dividend payment date. If a participant elects to defer retainer, attendance or meeting fees into the H.B. Fuller Common Stock account in this plan, we make a 10% matching contribution of additional phantom stock units to the amount invested in H.B. Fuller Common Stock by the director. The additional phantom stock units credited to the directors’ accounts do not have voting rights. In addition, the Compensation Committee may make discretionary contributions to a participant’s Common Stock account under this plan. As described above, during fiscal year 2007, the Committee exercised this discretion and granted each non-employee director 1,682 H.B. Fuller Common Stock units under this plan.

Any amounts deferred under this plan are paid in shares of H.B. Fuller Common Stock or cash at the earliest to occur of:

•

The later of the date of the director’s retirement (that is, the date of resignation or removal from the Board or the end of the director’s elected term) or such other date as elected and specified by the director, which is subject to approval by the Compensation Committee and is made only at the time of the director’s initial elections and is irrevocable;

•	disability;

•	death;

•	the date of a change in control of H.B. Fuller; or

•	the date of termination of the plan.

Directors’ Stock Incentive Plan

Under this plan, we may issue to non-employee members of the Board of Directors restricted stock, restricted stock units, options, stock appreciation rights, performance awards or other stock-based awards. Shares of H.B. Fuller Common Stock are also issued under this plan to satisfy any requirements under the Directors’ Deferred Compensation Plan. The Compensation Committee determines the type, amount and other terms and conditions of any award under this plan.

Physical Examinations

Non-employee directors are reimbursed for an annual physical examination and related expenses. These amounts are shown in the “All Other Compensation” column of the “Director Compensation Table” in this Proxy Statement.

Matching Gifts to Education Program

Under this program, we match a non-employee director’s contributions (up to $1,000) to eligible educational institutions. These amounts are shown in the “All Other Compensation” column of the “Director Compensation Table” in this Proxy Statement.

Director Compensation Table—2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)		All Other Compensation(3) ($)	Total ($)
Juliana L. Chugg	34,769	91,152	-0	-	254	126,175
Knut Kleedehn (4)	63,750	48,997	-0	-	7,286	120,033
J. Michael Losh (5)	77,250	48,997	-0	-	18,397	144,644
Richard L. Marcantonio (6)	59,250	58,370	-0	-	6,638	124,258
Lee R. Mitau (7)	144,125	64,874	-0	-	20,161	229,160
Alfredo Rovira	67,750	50,464	-0	-	10,405	128,619
John C. van Roden, Jr. (8)	62,750	58,335	2,276		7,709	131,070
R. William Van Sant (9)	69,625	48,997	-0	-	6,963	125,585

(1)	This column shows the dollar amounts recognized in our fiscal year 2007 financial statements in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123R”). A discussion of the assumptions used in calculating these values may be found in Note 3 to the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 1, 2007. Each director received a grant of 1,682 restricted stock units on July 11, 2007 with a SFAS 123R full grant value of $48,997. Juliana L. Chugg also received a grant of 1,300 restricted stock units on April 4, 2007 with a SFAS 123R full grant value of $36,257.

The aggregate number of shares of restricted H.B. Fuller common stock and deferred stock units held by each non-employee director as of December 1, 2007 were as follows:

Name	Shares of Restricted Stock (#)	Deferred Common Stock Units (#)
Juliana L. Chugg	1,309	1,690
Knut Kleedehn	0	16,655
J. Michael Losh	0	39,034
Richard L. Marcantonio	2,699	15,502
Lee R. Mitau	15,907	60,236
Alfredo Rovira	0	13,140
John C. van Roden	2,746	3,612
R. William Van Sant	0	30,848

(2)	Amount reported represents the amount of interest accrued during the applicable fiscal year on the director’s account in the Directors’ Deferred Compensation Plan that exceeded 120% of the applicable federal long-term rate.

(3)

These amounts represent the following: for Ms. Chugg, dividends paid on unvested restricted stock of $254; for Mr. Kleedehn, a 10% company match pursuant to the 2003 Directors’ Deferred Compensation Plan in the amount of $6,375 and a tax gross up paid in fiscal year 2007 relating to a director physical in fiscal year 2006 in the amount of $911; for Mr. Losh, a 10% company match pursuant to the 2003 Directors’ Deferred Compensation Plan in the amount of $7,725, a matching gift by H.B. Fuller to a qualified educational institutions of $1,000, director physical (including reimbursement of travel expenses) of $7,440, and a tax gross up related to Mr. Losh’s fiscal year 2006 director physical in the amount of $2,232; for Mr. Marcantonio, dividends paid on unvested restricted stock of $713 and a 10% company match pursuant to the 2003 Directors’ Deferred Compensation Plan in the amount of $5,925; for Mr. Mitau, dividends paid on unvested restricted stock of $4,748, a 10% company match pursuant to the 2003 Directors’ Deferred Compensation

Plan in the amount of $14,413, and a matching gift by H.B. Fuller to a qualified educational institution of $1,000; for Mr. Rovira, dividends paid on unvested restricted stock of $759, a director physical (including reimbursement of travel expenses) of $6,752 and a related tax gross up of $2,894; for Mr. van Roden, dividends paid on unvested restricted stock of $738, a matching gift by H.B. Fuller to a qualified educational institution of $500, a director physical (including reimbursement of travel expenses) of $ 3,518 and a tax gross up paid in fiscal year 2007 relating to a director physical in fiscal 2006 of $2,953; and for Mr. Van Sant, a 10% company match pursuant to the 2003 Directors’ Deferred Compensation Plan in the amount of $6,963.

(4)	Mr. Kleedehn elected to receive 100% of his annual retainer and meeting fees in shares of Common Stock units in lieu of cash. That election resulted in the conversion of $63,750 into 2,620 shares of Common Stock units. This amount does not include any dividend equivalents or match paid by the Company.

(5)	Mr. Losh elected to receive 100% of his annual retainer and meeting fees in shares of Common Stock units in lieu of cash. That election resulted in the conversion of $77,250 into 3,174 shares of Common Stock units. This amount does not include any dividend equivalents or match paid by the Company.

(6)	Mr. Marcantonio elected to receive 100% of his annual retainer and meeting fees in shares of Common Stock units in lieu of cash. That election resulted in the conversion of $59,250 into 2,424 shares of Common Stock units. This amount does not include any dividend equivalents or match paid by the Company.

(7)	Mr. Mitau elected to receive 100% of his annual retainer and meeting fees in shares of Common Stock units in lieu of cash. That election resulted in the conversion of $144,125 into 5,939 shares of Common Stock units. This amount does not include any dividend equivalents or match paid by the Company.

(8)	Mr. van Roden elected to receive 100% of his annual retainer and meeting fees into a deferred cash account in the Directors’ Deferred Compensation Plan.

(9)	Mr. Van Sant elected to receive 100% of his annual retainer and meeting fees in shares of Common Stock in lieu of cash. That election resulted in the conversion of $69,625 into 2,865 shares of Common Stock. This amount does not include any dividend equivalents or match paid by the Company.

Stock Ownership Guidelines

We have and maintain goals for stock ownership by all non-employee directors. Our goal for director stock ownership is five times the annual board retainer. A review of director stock ownership was conducted at the October Compensation Committee meeting. All directors have met or exceeded this goal except for Ms. Chugg who became a director in April 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes the material elements of compensation awarded to each of our executive officers listed in the Summary Compensation Table in this Proxy Statement (the “named executive officers”). This discussion and analysis focuses on the information contained in the tables and accompanying footnotes and narrative for fiscal year 2007 which follow this Compensation Discussion and Analysis. We discuss compensation actions taken during fiscal years 2006 and 2008 to the extent they enhance the understanding of our executive compensation program for fiscal year 2007.

The Compensation Committee of the Board of Directors oversees the compensation programs and practices for named executive officers, other key executive officers and directors. The Compensation Committee reviews and approves compensation, including salary, incentive programs, stock-based awards, perquisites and supplemental benefits, employment agreements, severance arrangements, change in control provisions and other executive compensation items for our executive officers who report to the Chief Executive Officer. The Compensation Committee monitors the competitiveness of our retirement plans. The Compensation Committee also has the authority to administer our stock-based compensation plans and to grant individual awards thereunder.

The Compensation Committee annually reviews and approves compensation for our non-employee directors, including retainers, fees, stock-based awards and other compensation and expense items. This review is discussed under the “Director Compensation” section of this Proxy Statement.

The processes and procedures for the Compensation Committee oversight are discussed in the “Corporate Governance” section of this Proxy Statement.

Philosophy

The philosophy behind and goal of our executive compensation program (which includes all the named executive officers) is to provide a competitive compensation package that rewards executive officers for sustained financial and operating performance, thus creating long-term value for our shareholders. To that end, we have designed and implemented our compensation programs for our executive officers to meet three principal objectives:

•	Attract, motivate, reward and retain executive officers;

•	Motivate these individuals to achieve short-term and long-term corporate goals that enhance shareholder value; and

•	Support H.B. Fuller’s core values and culture by promoting internal pay equity and external competitiveness.

To meet these objectives, H.B. Fuller has the following guidelines:

•	Pay compensation that is competitive with the practices of companies in the general industry, as well as the chemical industry, with revenues comparable to our revenues; and

•	Pay for performance by setting challenging performance goals for our executive officers and providing a short-term incentive through a bonus plan that is based upon achievement of these goals; and

•

Provide long-term, significant incentives in the form of stock options, restricted stock and/or restricted stock units, in order to retain those individuals with the leadership abilities necessary for increasing long-term shareholder value while aligning the interests of our executive officers with those of our shareholders.

These guidelines are considered by the Compensation Committee when the various elements of the executive compensation program are being assessed.

Key Elements of the Executive Compensation Program

The key elements of the executive compensation program are:

•	base salary;

•	short-term incentive;

•	long-term incentive compensation in the form of stock options, restricted stock and restricted stock units;

•	retirement programs, including supplemental executive retirement plans, perquisites and other programs; and

•	change-in-control agreements.

Many of our compensation elements simultaneously fulfill one or more of our stated objectives. In determining the particular elements of compensation that will be used to implement our overall compensation policies, the Compensation Committee takes into consideration factors related to H.B. Fuller’s performance, such as H.B. Fuller’s earnings, revenue growth, and business-unit-specific operational and financial performance, as well as competitive practices. Other considerations include H.B. Fuller’s business objectives, its fiduciary and corporate responsibilities (including internal pay equity considerations and affordability), competitive practices and trends, and regulatory requirements. In deciding on the type and amount of compensation for each executive officer, we focus on both the current pay and the opportunity for future compensation. We combine the compensation elements for each executive officer in a manner we believe optimizes the executive officer’s contribution to H.B. Fuller.

Competitive Market

We define our market as a broad range of companies across general industry in the $1-3 billion in revenue category as well as companies in the chemical industry in the $1-3 billion revenue category. We use published data from Hewitt Associates and Towers Perrin for our executive compensation analysis. H.B. Fuller participates in both of these surveys. The Hewitt Associates survey includes 425 companies and is titled “2006 Hewitt TCM (Total Compensation Measurement) Executive Total Compensation by Industry”; the Towers Perrin survey includes 825 companies and is titled “Towers Perrin Executive Compensation Database 2006 Descriptive Statistics Report “. For chemical industry data, we rely on data provided by Towers Perrin for chemical companies in the $1-3 billion revenue category. The companies represented in the chemical company data vary depending on the position we are reviewing since all companies may not provide data for every position in a survey. When analyzing compensation paid to named executive officers serving in non-corporate positions, we also use specific data for comparable operating business positions from the published surveys, and/or from analysis provided by Towers Perrin. We use these surveys because they are solid sources for reliable market information. When we refer to market data in the rest of this Compensation Discussion and Analysis, unless otherwise noted, we are referring to these surveys.

Compensation Process

The Compensation Committee reviews and approves all elements of compensation for our Chief Executive Officer, Michele Volpi (CEO), taking into account the Board of Directors’ review and assessment of the performance of the CEO, competitive market data from compensation consultants and feedback from our human resources personnel. The Compensation Committee discusses the CEO’s compensation package without him present.

The Compensation Committee reviews and approves all elements of compensation (including base salaries, incentive programs, stock-based awards, perquisites, supplemental benefits, employment agreements, severance arrangements, change in control provisions and other executive compensation items) for executive officers who report to the CEO, taking into account the recommendations of the CEO, as well as competitive market data and feedback from our human resources personnel. The Compensation Committee on occasion meets with the CEO, and/or certain other executive officers to obtain recommendations with respect to our compensation programs, practices and packages for executive officers and directors. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. Mr. Volpi attends the Compensation Committee’s meetings, except when his compensation package is discussed. In addition, the Compensation Committee also holds executive sessions not attended by any members of management.

The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers. The Compensation Committee also has authorized Mr. Volpi to make salary adjustments and short-term incentive (bonus) decisions for all employees other than executive officers under guidelines approved by the Compensation Committee.

Annual Cash Compensation

•	Base Salary

In General.    We provide a base salary to our named executive officers to attract and retain high caliber executive talent for the position and because base salary is an element of compensation that is provided by companies that we compete with to obtain talent. Base salaries are set to reflect the complexity and importance of a position as well as the market rate paid for such positions. Merit increases in base salary are tied to annual performance reviews and are subject to salary ranges based on market data. Salary ranges are established to generally reflect competitiveness at the market median/50th percentile.

Fiscal 2007 Salary Increases.    The Compensation Committee reviews and considers the annual performance of the CEO and determines a merit increase. The Compensation Committee also reviews and considers the annual performance of, and proposed merit increases for, each executive officer who reports to the CEO in November or early December of each year effective for the following fiscal year. The amount of annualized base salary and year-over-year increase for each of the named executive officers in fiscal year 2007 is set forth in the following table:

	12/1/2005 ($)		12/1/2006 ($)		Annualized Percent Increase from FY 2006 to FY 2007 (%)
Michele Volpi	307,400		457,400	(1)	49%
James C. McCreary, Jr.	252,353		262,447		4%
John A. Feenan	368,040		380,922		3.5%
Ann B. Parriott	280,000	(2)	292,600		4.5%
Timothy J. Keenan	200,017		246,421	(3)	23.2%
Jay Scripter	187,926		201,081		7%

	12/1/2006 ($)		7/1/2007 ($)		Annualized Percent Increase in July 2007 (%)
Michele Volpi	457,400		567,400		24%

	12/1/2006 ($)		3/5/2007 ($)		Annualized Percent Increase in March 2007 (%)
Jay T. Scripter	201,081		241,297		20%

(1)	Mr. Volpi’s salary for fiscal year 2007 was effective 12/3/2006, the date of his appointment as President and Chief Executive Officer.

(2)	Ms. Parriott’s salary for fiscal year 2007 was effective on her hire date of 1/3/2006.

(3)	Mr. Keenan received a 10% market adjustment effective 6/1/2006, and a 12% promotional and merit increase effective 12/1/2006.

(4)	Mr. Scripter received a salary increase of 20% as of 3/5/2007. See discussion below.

Analysis of Fiscal 2007 Base Salary.    Towers Perrin conducted an analysis of CEO compensation prior to Mr. Volpi’s promotion using the market data referred to in “Competitive Market” section above combined with a selection of compensation data from proxy statements from 22 companies1. The Compensation Committee reviewed the analysis and decided to regularly review Mr. Volpi’s base salary and provide staged increases to establish a salary competitive with the market for CEOs with revenue responsibility of similar-sized companies. The Compensation Committee increased Mr. Volpi’s base salary 49% from fiscal 2006 to 2007 in connection with his promotion to our Chief Executive Officer as of December 3, 2006. The Compensation Committee increased Mr. Volpi’s salary 24% effective as of July 1, 2007.

Mr. McCreary’s base salary is reflective of his role as our corporate controller. His base salary is not reflective of his role and responsibilities as interim Chief Financial Officer. Mr. McCreary took on the role of interim Chief Financial Officer as of February 16, 2007. Mr. McCreary’s fiscal 2007 base salary falls in the top quartile of his salary range based on his tenure in the role and performance. Mr. Feenan’s fiscal 2007 base salary is approximately at the midpoint of his salary range. Mr. Feenan resigned as Chief Financial Officer as of February 15, 2007. Ms. Parriott’s fiscal 2007 base salary is approximately at the midpoint of her salary range.

Mr. Keenan’s fiscal 2007 base salary falls in the bottom quartile of his salary range due to his recent promotion to Vice President and the accompanying change of salary grade. Mr. Keenan’s 12% raise reflects a merit increase and promotion.

Mr. Scripter’s fiscal 2007 base salary falls in the bottom quartile of his salary range due to his recent promotion to Vice President, North America and the accompanying change of salary grade. In recognition of this promotion, he received a 20% promotional increase effective March 5, 2007.

•	Annual Short-Term Incentive Program

In General.    We provide an annual short-term-incentive plan (cash bonus) for our named executive officers in order to attract and retain high caliber executive talent, to motivate executive officers to achieve our corporate goals that enhance shareholder value and because similar short-term incentive awards are provided by companies that we compete with to obtain talent. Short-term incentive awards are set for each executive officer so that the expected payout at target performance levels, together with the executive officer’s base salary, would result in base salary and short-term incentive compensation equal to competitive market levels of such compensation based on market data. The target percentage opportunities are established to generally reflect competitiveness at the market median/50th percentile. Payments under the short-term incentive program can range from no payment to a payment higher than the target, based upon H.B. Fuller results, business unit or function results and individual performance.

1	Airgas, Inc., Albemarle Corporation, Arch Chemicals Inc., Cabot Corporation, Chemtura Corporation, Cytec Industries, Inc., Ferro Corporation, FMC Corporation, Georgia Gulf Corporation, Hercules Incorporated, International Flavors & Fragrances Inc., Kronos Worldwide Inc., Olin Corporation, OM Group, Inc., RPM International Inc., The Scotts Company, Sigma-Aldrich Corporation, Terra Industries, Ltd., Valhi, Inc., The Valspar Corporation, Wellman Inc. and Westlake Chemical Corporation.

Short-Term Incentive Plan Funding.    Under the short-term incentive plan, the Compensation Committee annually approves a net operating income target for purposes of funding the short-term incentive plan. Net operating income was selected as the measure because it comprehensively reflects a key component of overall company performance. For the purpose of the short-term incentive plan, net operating income is defined as gross profit less sales, general and administrative expenses, less taxes at H.B. Fuller’s effective tax rate. If H.B. Fuller achieves at least 80% of the net operating income target, the plan will be funded. The funding level/pool varies based on corporate financial performance as measured by net operating income. As the funding level/pool increases, the cash bonuses paid to the named executive officers may also increase. The chart below shows the various funding levels based on corporate performance.

Corporate Financial Performance (Budgeted Net Operating Income)	Funding Level (as a percent of target)
130%	200%*
125%	180%*
120%	150%
115%	138%
110%	125%
105%	113%
100%	100%
95%	88%
90%	75%
85%	63%
80%	50%
<80%	0%

*	These funding levels apply to Mr. Volpi, Mr. Feenan, Ms. Parriott, Mr. Keenan and Mr. Scripter.

Short—Term Incentive Plan Targets for Named Executive Officers.    Each named executive officer has a target percentage of his/her base salary for his/her award. The target percentages are set forth in the table below. Eligible base salary does not include short-term and long-term disability payments and represents the salary earned throughout the fiscal year. The annual short-term incentive plan is designed to support both individual and business performance. Therefore, there are two components of a named executive officer’s award that are equally weighted, with 50% of the award based on individual performance and 50% based on business performance. The equal weighting signifies the philosophy that both components are equally important and focuses attention on performance achievement at individual and business levels. To recognize individual performance, the Compensation Committee also may increase or decrease a named executive officer’s short-term incentive award, with input from the CEO (other than with regard to his own award), based on the individual performance of the named executive officer. This is done to recognize individual performance that either does not meet, meets or exceeds expectations.

Analysis of Fiscal 2007 Corporate Performance and Named Executive Officer Short-Term Incentive Awards.    The pool of available funds for short-term incentive awards for fiscal year 2007 was based on H.B. Fuller’s net operating income target of $102 million. This target takes into consideration a number of factors, including the prior year’s performance, expected economic environment, market conditions, performance expectations, and the desire to deliver superior results.

Under the short-term incentive plan, the Compensation Committee may also consider extraordinary circumstances that may positively or negatively impact the achievement of the total Company performance objectives. The actual net operating income for fiscal 2007 was $104.6 million—102% of the net operating income target. However, the recently acquired Roanoke business negatively impacted overall Company net operating income. Management recommended to the Compensation Committee that the negative impact of the Roanoke results that were inconsistent with the overall global Company results be excluded from the net operating income calculation so as not to penalize all participants eligible for short-term incentives. The Compensation Committee determined that current participants under the short-term incentive plan should not be held accountable for prior decisions and the results of these decisions related to H.B. Fuller’s acquisition of the Roanoke business. Consequently, the net operating income target and results were adjusted to exclude Roanoke’s performance.

Excluding the Roanoke business, net operating income results were at 112% of target, yielding a pool of funds for awards at 125% of target. Under the performance guidelines approved by the Compensation Committee in January 2007, the Compensation Committee determined to pay short-term incentive awards to the named executive officers in the amounts indicated in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The following table illustrates the targeted percentage of base salary of annual incentive for each of the named executive officers for fiscal year 2007 as well as the actual percentage of base salary of the annual incentive payouts:

	Target Payout as a % of Base Salary	Actual Payout as a % of Base Salary
Michele Volpi	100%	100%
James C. McCreary, Jr.	38%	64.6%
John A. Feenan	56%	0%
Ann B. Parriott	48%	67.2%
Timothy J. Keenan	48%	67.2%
Jay Scripter	38.5%	38.5%

For Mr. Volpi, 50% of his annual short-term incentive is based on meeting the net operating income target and 50% is based on his individual performance as determined by the Board of Directors. Mr. Volpi received 100% of his base salary as a short-term incentive due to the Compensation Committee’s evaluation of his individual performance and the overall company performance. Because of a limitation on Mr. Volpi’s short-term incentive award relating to Section 162(m) of the Internal Revenue Code, the Compensation Committee’s decision to exclude the Roanoke business from the net operating income results did not result in an increased payout amount for Mr. Volpi. The Compensation Committee, therefore, determined to pay Mr. Volpi a discretionary bonus in order to acknowledge: (1) his exceptional individual performance in his first year as Chief Executive Officer, (2) the company having exceeded its net operating income target for the year and overall positive business results in a challenging business and economic environment, and (3) his strong leadership during a transitional year which included several management changes and the alignment of businesses on a regional basis. This bonus is included in the “Bonus” column of the Summary Compensation Table.

For Mr. McCreary, who holds a corporate staff position, 50% of his annual short-term incentive is based on the finance function’s performance and 50% is based on individual performance. Mr. McCreary received 64.6% of his base salary as a short-term incentive due to the company having exceeded its net operating income target for the year and overall positive business results, the outstanding results of the finance function and his individual performance as interim Chief Financial Officer for most of the 2007 fiscal year in addition to his fulfilling his corporate controller function during a transitional year. Based on this exceptional performance, the Compensation Committee approved a short-term incentive award above his individual 57% maximum. In addition, during fiscal 2007, the Compensation Committee approved a discretionary bonus for Mr. McCreary in order to acknowledge his exceptional performance in fulfilling the role of Chief Financial Officer on an interim basis in addition to his role as corporate controller. This bonus is included in the “Bonus” column of the Summary Compensation Table.

For Ms. Parriott and Mr. Keenan, who both hold corporate staff positions, 50% of his/her annual short-term incentive is based on function performance and 50% is based on individual performance. Ms. Parriott and Mr. Keenan each received 67.2% of their base salary as a short-term incentive. Ms. Parriott received a

67.2% short-term incentive award due to the company having exceeded its net operating income target for the year and overall positive business results, introduction of a talent management process meant to support the execution of our long-term strategic plan and her instrumental efforts in solidifying the succession planning process for the Company. Mr. Keenan received a 67.2% short-term incentive award due to the company having exceeded its net operating income target for the year and overall positive business results, his pivotal role in ensuring a smooth CEO transition and his provision of proper oversight of legal, ethics and compliance programs throughout the Company.

For Mr. Scripter, who holds a regional business unit position, 50% of his annual short-term incentive is based on region performance and 50% is based on individual performance. Mr. Scripter received 38.5% of his base salary as a short-term incentive due to the company having exceeded its net operating income target for the year and overall positive business results, and for his support of the transition of the North America region to a new organizational model while facing the adversities of the Roanoke acquisition and difficult market conditions.

Long-Term Incentive Program

In General.    We provide a long-term incentive program to the named executive officers in order to attract and retain high caliber executive talent and because similar long-term incentive awards are provided by companies that we compete with to obtain talent. We also provide this opportunity because we believe that ownership of our common stock by executive officers encourages long-term, strategic decision-making that is aligned with the balanced best interests of our shareholders. Goals for recommended levels of executive stock ownership are discussed under the heading “Stock Ownership”.

Our long-term incentive program ties a significant portion of our executive officers’ total compensation to stock price performance. We currently award stock options, restricted stock and restricted stock units under the H.B. Fuller Company Amended and Restated Year 2000 Stock Incentive Plan.

Stock Options.    The standard “time-based” stock options typically vest in four equal installments on each anniversary date of the grant. Stock options provide a benefit to an executive officer only if the market value of the stock increases over the term of the option and if the executive officer remains employed at H.B. Fuller. The multi-year vesting cycle enhances retention, because employees who resign (other than retirement) from H.B. Fuller forfeit their unvested options.

Restricted Stock and Restricted Stock Units.    The standard “time-based” restricted stock and restricted stock unit grants typically vest three years from the grant date. Restricted stock and restricted stock unit awards provide a benefit to an employee only if the employee remains employed until the award vests. Dividends are paid on both restricted stock and restricted stock units during the period prior to vesting. Only restricted stock has voting rights during the period prior to vesting. In addition, if the market value of the stock increases over the grant date price of the award, the employee further benefits from that appreciation in value. The restricted stock or restricted stock units are “time-based” to support retention, however, there is no specific performance target. The multi-year vesting cycle enhances retention, because employees who resign (other than retirement) from H.B. Fuller forfeit their unvested restricted stock and restricted stock units.

Our Compensation Committee reviews long-term incentives for our CEO and the other named executive officers in late November or early December. The grants are effective as of the date of the Compensation Committee meeting or the first business day of the fiscal year, whichever is later. This ensures that only one grant is given in each fiscal year. The timing of this meeting is set approximately one to two years in advance. The grants of stock options are made with an exercise price determined as of the close of trading on the applicable grant day. We do not allow backdating of options, nor do we have a program, plan or practice to time stock option grants to executive officers in coordination with the release of material non-public information. In addition to the Compensation Committee’s approval of all other long-term incentive awards, the Compensation Committee must also approve any award of stock options or restricted stock or restricted units to a newly hired executive officer.

Prior to fiscal 2007, the Compensation Committee reviewed market data provided by Towers Perrin, including general industry data as well as a subset of their market data relating to select high-growth companies (which were defined as those companies which grant both nonqualified stock options and restricted stock/restricted stock units and that had stock price improvement of 20% or greater over the last twelve months)1, regarding the mix of stock options and restricted stock/restricted stock units. The Compensation Committee determined to implement a 60% nonqualified stock options/40% restricted stock/restricted stock unit mix for all participants based on its review of the data, the desire to provide significant focus on increasing the share price and the belief that it was appropriate to treat all long-term incentive participants consistently. In October 2007, in order to emphasize a pay for performance philosophy, the Compensation Committee decided that discretion could also be applied to the future stock option grants under the long-term incentive program.

The Compensation Committee determines the aggregate dollar value of long-term incentives to be awarded to each named executive officer based on the executive officer’s position and grade level at H.B. Fuller. Once the projected dollar value is established for each named executive officer, to determine the number of options to be awarded, an estimated Black-Scholes value as of the date of grant is applied. To determine the number of restricted stock/restricted units to be awarded, a 30-day stock price average is applied. The CEO then recommends to the Compensation Committee the number of stock options, restricted stock and/or restricted stock units to be granted to each named executive officer. The Compensation Committee retains full authority to accept, modify or reject these recommendations. The Compensation Committee also reviews total Company performance and individual performance to determine the award for the CEO.

Analysis of Fiscal 2007 Long-Term Incentive Awards.    In fiscal 2007, the long-term incentive program was entirely stock-based and consisted of annual grants of stock options, restricted stock and restricted stock units. The aggregate amount of these long-term incentive awards was set for executive officers so that the expected payout would result in compensation equal to competitive market levels of such compensation based on market data. For awards made December 4, 2006, the plan was designed to deliver an expected target value with 60% based on stock options and 40% based on restricted stock or restricted stock units. If discretion is exercised in awards, the 60%/40% mix may vary.

For Mr. Volpi, the target award granted in December 2006 was $1,000,000 in projected value. This target was arrived at by utilizing the same information discussed in the “Analysis of Fiscal 2007 Base Salary” section above relating to Mr. Volpi. The Compensation Committee determined to provide Mr. Volpi with a long-term incentive award at approximately 200% of his base salary. Therefore, Mr. Volpi’s target award for fiscal 2007 was $1,000,000 in projected value.

1	Allergan, Inc., Ametek, Inc., Apple Computer Inc., Cameron International Corporation, Cephalon, Inc., Ceridian Corporation, Darden Concepts, Inc., Equifax, Inc., GTECH Corporation, Hess Corporation, Kinross Gold Corporation, Martin Marietta Materials Processing, Inc., Millipore Corporation, Phelps Dodge International Corporation, Philips Electronics North America Corporation, Qwest Communications International Inc., Revlon, Inc., The Scotts Company, Terex Corporation, Texas Instruments International (U.S.A.) Inc., Thomas & Betts Corporation

For Mr. McCreary, Mr. Feenan, Ms. Parriott, Mr. Keenan and Mr. Scripter, the target awards granted in fiscal year 2007 were $150,000, $425,000, $250,000, $250,000 and $75,000 respectively. The differences in target awards are due to the named executive officers being in different job grades at the end of fiscal year 2006.

Fiscal year 2007 long-term incentive awards of stock options, restricted stock and restricted stock units are set forth in the Grant of Plan-Based Awards Table in this Proxy Statement.

Actions Taken for Fiscal Year 2008

On December 6, 2007, the Compensation Committee approved the following compensation for Mr. Volpi: an annual base salary of $710,000 effective December 1, 2007; and a grant of stock-based awards in an amount equal to approximately $1,420,000 under the Company’s Annual and Long-Term Incentive Plan and the Company’s Amended and Restated Year 2000 Stock Incentive Plan, resulting in a grant of 80,653 shares of non-qualified stock options and 20,206 shares of restricted stock. No changes were made in Mr. Volpi’s incentive opportunity under the short-term incentive plan at that time. Mr. Volpi will continue to be eligible to receive a target incentive opportunity of 100% of his base salary with a maximum incentive opportunity of up to 200% of his base salary under the short-term incentive plan for the 2008 fiscal year. However, in January 2008, the Compensation Committee determined to increase Mr. Volpi’s maximum short-term incentive opportunity to 250% of his base salary in the event of exceptional overall company performance.

Benefits, Retirement Programs, Perquisites and Other Programs

In General.     We provide named executive officers a market competitive retirement, perquisite and other benefits program in order attract and retain high caliber executive talent and because similar programs are provided by companies that we compete with to obtain talent. We also provide these benefits to assist our named executive officers so that they are able to efficiently use their time on H.B. Fuller business.

We provide the following benefits, retirement programs and perquisites to our named executive officers:

Benefits	Description
Retirement Plan (participation frozen as of 1/1/2007)	• Defined benefit qualified pension plan. • Right to receive benefits, and the amount received, is determined by years of credited service and eligible earnings. • 5 years vesting service.

Supplemental Executive Retirement Plan (Defined Benefit and Defined Contribution Plans)

•       Key Managers eligible (includes all named executive officers who must choose between the defined benefit or defined contribution plans).

•       Non-qualified retirement plans.

•       Defined benefit supplemental executive retirement plan supplements retirement plan for earnings in excess of IRS limits to bring total retirement income to 50% of pre-retirement income.

•       Defined contribution supplemental executive retirement plan credit is 7% of eligible earnings.

Benefits	Description
• 4% 401(k) Match Restoration for compensation match in excess of IRS limits. • 3% Pension Contribution Restoration for compensation in excess of IRS limits.

Key Employee Deferred Compensation Plan	• Allows deferral of a portion of annual base salary and any annual incentive payment.

Thrift Plan (401K)	• Qualified plan allows contributions of eligible earnings on a pre-tax basis. • Maximum contribution is 25% up to IRS limit of $15,500 in 2007, higher limits apply for those over 50.

Death Benefit	• Death benefit of 1x annual base salary for employees hired 4/1/00 or after, and 2x annual base salary for employees hired prior to 4/1/00. Maximum coverage of $750,000.

Accidental Death and Dismemberment and Business Travel Accident Insurance

•       Company-paid Basic Accidental Death & Disability benefit of $50,000. Death benefit is for full amount. Disability benefits up to full amount are prorated based on the type of disability.

•       Accidental death, dismemberment and loss of sight while traveling on company business will result in payment equal to five times annual base salary. Maximum benefit is $1,000,000.

Long-Term Disability	• Company provides coverage equal to 50% of annual salary. Maximum benefit is $20,000 per month.

Short-Term Disability	• 70% of salary is paid while on short-term disability. Maximum time period is six months.

Auto Allowance	• Monthly allowance.

Financial Counseling	• Up to $7,500 annually in financial planning and tax preparation.

Executive Health Exams	• Reimbursed for annual exam expenses, including related travel.

Excess Liability Insurance

•       Group personal excess liability insurance policy provides coverage up to $5,000,000, including a related tax gross up.

•       Company pays premium and divides cost between participating executive committee members and officers.

Relocation Expense	• Assistance with relocation, sale and purchase of home, temporary living assistance, and movement of property, including a tax gross up for any such assistance that is taxable.

Analysis of Fiscal 2007 Benefits, Retirement Programs, Perquisites and Other Programs.    We provide perquisites to our executive officers, aligned to the overall compensation objective to generally reflect competitiveness at the market median/50th percentile.

In conjunction with the annual review of executive officer total compensation which is typically done in July of each year, the Compensation Committee reviews data regarding executive officer benefits and perquisites from a high level comparison against prevalance in the market. In 2007, this data was provided by the Hewitt Executive Compensation Policies and Program survey. There were no changes made as a result of that review. All perquisites paid to our named executive officers are disclosed in the Summary Compensation Table under the “Other Compensation” column and the footnotes thereto.

H.B. Fuller provides supplemental executive retirement benefits for executive officers (including the named executive officers) to complement the benefits provided through H.B. Fuller’s broad-based retirement plans. Beginning in 2007, the broad-based defined benefit pension plan and the associated defined benefit supplemental executive retirement plan were frozen to new participants. Participation in the qualified pension plan was frozen as a result of a review of the competitive market practices and high cost of the plan. Management worked with Mercer Human Resource Consulting in 2006 on this review. In an effort to align with the market and business objectives, management asked Mercer Human Resource Consulting to provide a review of current U.S. retirement plans including a detailed market analysis and development of potential future options with a cost/benefit analysis. The market analysis compared benefits as a percentage of pay at retirement with 15 other chemical companies and 14 other companies in the Minneapolis-St. Paul area.

In 2007, a further review was done of the defined benefit supplemental executive retirement plan. This review was done by Towers Perrin. In an effort to align with the market and business objectives, H.B. Fuller had Towers Perrin analyze high growth companies and certain chemical companies. For this purpose, high growth companies were defined as companies with greater than 20% total shareholder return in the prior year and sustained upward trend in stock price over the 5-year horizon. Only companies that disclosed under the new executive compensation disclosures rules were included in the analysis due to information limitations in the previous reporting format. The high growth companies included: Allergan, Inc., Ametek, Inc., Cameron International Corporation, Cephalon, Inc., Equifax, Inc., Hess Corporation, Martin Marietta Materials Processing, Inc., Millipor Corporation, Terex Corporation and Thomas & Betts Corporation. Towers Perrin also analyzed the following chemical companies: Wellman Inc., Albermarle Corporation, Arch Chemicals Inc., Cytec Industries, Inc., Ferro Corporation, FMC Corporation, International Flavors & Fragrances, Inc., Georgia Gulf Corporation, Olin Corporation, PolyOne Distribution Company, Sigma-Aldrich Corporation, Westlake Chemical Corporation, Terra Industries, Ltd., Hercules Incorporated, Chemtura Corporation, Kronos Worldwide, Inc. and OM Group, Inc.

We also solicited input from executives in the plan. This input indicated that a significant percentage of the active executives preferred an alternative arrangement. The new defined contribution supplemental executive retirement plan is designed to be above market to differentiate H.B. Fuller in the competition for key executive talent.

As a result of a review of the data discussed above regarding both the pension plan and the accompanying defined benefit supplemental executive retirement plan, it was determined that the defined benefit supplemental executive retirement plan was difficult to understand, lacked portability and delivered inconsistent benefits to executive officers. The Compensation Committee approved the freezing of participation in the pension plan and the defined benefit supplemental executive retirement plan and the creation of a defined contribution retirement plan and a defined contribution supplemental executive retirement plan for new hires. Participants in the defined benefit supplemental executive retirement plan were given the opportunity to choose between continuing their participation in the defined contribution supplemental executive retirement plan or the new defined contribution supplemental executive retirement plan. The new defined contribution supplemental executive retirement plan went into effect on January 1, 2008.

Other Benefits.

Health & Welfare Benefits.    Our named executive officers participate in the same health and welfare programs as all other H.B. Fuller employees.

Severance.    Our named executive officers participate in the same H.B. Fuller severance pay policy as all U.S. based employees, which is intended to help with the expenses of temporary unemployment if a named executive officer is involuntarily terminated from H.B. Fuller. An employee must sign an employment release to receive severance pay. An employee is not eligible for severance pay in the event of certain conditions. For example, if an executive officer was terminated for a gross violation of working rules or gross misconduct, or if an executive officer dies, voluntarily resigns or retires, then he/she is not eligible for severance. The “Executive Benefit and Payments Upon Separation” table in this Proxy Statement sets forth payments that may be made under this program.

Change-in-Control Agreements.    All named executive officers, except Mr. McCreary, have entered into change-in-control agreements with H.B. Fuller. These agreements provide for payments under certain circumstances following a change-in-control of H.B. Fuller. The purpose of providing change-in-control agreements is to provide financial security to the executive officer in the event their employment is terminated in connection with a change–in-control. The agreement is intended to ensure the executive officer remains focused on activities related to a change-in-control that could be in the best interest of the company and its shareholders, and is not distracted by compensation implications as a result of a change-in-control payments under these agreements are triggered by certain circumstances, such as involuntary termination or termination for good reason (such as demotion, pay cut or relocation) that occurs following a change-in-control of the Company. The cash severance payment is not triggered simply by a change-in-control of the Company.

The Company’s change-in-control program was reviewed in 2007. Towers Perrin conducted the market review. Research was included in the review regarding providing change-in-control agreements to executive officers working outside the U.S. (excluding expatriates from the U.S.). Pursuant to the overall review, the Compensation Committee decided to approve the current program, with some modifications. The most important modifications to the current program were to provide change-in-control agreements to non-U.S.-based executive officers and changes relating to Section 409A of the Internal Revenue Code. The Committee also determined to continue to review this program in 2008. The “Executive Benefit and Payments Upon Separation” table in this Proxy Statement sets forth payments that may be made under this program.

Employment Contracts.    Presently, H.B. Fuller does not have employment contracts with any of the named executive officers, other than the change-in-control agreements discussed under the heading “Change-in-Control Agreements” and non-competition and/or confidentiality agreements that are signed by all employees who have certain job responsibilities.

Stock Ownership.    We believe that ownership of H.B. Fuller Common Stock by executive officers encourages long-term, strategic decision making that is aligned with the balanced best interest of H.B. Fuller’s constituents. Goals for recommended levels of executive stock ownership were established in 2003. An executive officer’s stock ownership goal (which includes directly held stock, H.B. Fuller stock held in the H.B. Fuller Thrift Plan (a 401(k) plan), restricted stock, restricted stock units and stock units held in the Key Employee Deferred Compensation Plan) ranges in dollar amount from one to five times their annual salary, depending on job grade.

The guideline for the CEO is ownership of at least five times his base salary in H.B. Fuller stock and the guideline for other named executive officers is ownership of at least two to three times their base salaries, depending on job grade. The Compensation Committee reviews the stock holdings of our named executive officers annually. Mr. McCreary has met his stock ownership goal. All other named executive officers are making progress toward meeting their stock ownership goals. No named executive officer, except for Mr. McCreary, has been in his or her present position for more than three years (excluding Mr. Feenan, who resigned as of February 15, 2007). The guideline provides that an executive should strive to reach the applicable stock ownership goal within five years of appointment to their position.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company, like H.B. Fuller, to its chief executive officer and other executive officers. We consider the deductibility of compensation arrangements in executive compensation decisions, but deductibility is not the only factor used in determining the appropriate level of compensation. H.B. Fuller’s Annual and Long-Term Incentive Plan and the H.B. Fuller Company Amended and Restated Year 2000 Stock Incentive Plan have each been approved by our shareholders as required by Section 162(m). Therefore, cash incentive awards and compensation attributable to stock options and other stock-based awards under these plans may be tax deductible. The Compensation Committee will continue to evaluate the compensation plans and programs in view of the Section 162(m) limitations. The Annual and Long-Term Incentive Plan has been amended and restated and the Company is seeking approval from shareholders of the Amended and Restated Annual and Long-Term Incentive Plan at its Annual Meeting of shareholders. See “Proposal 3” in this Proxy Statement.

The Compensation Committee may decide to pay amounts that are non-deductible if it determines these payments are consistent with our compensation philosophy and are in the best interests of H.B. Fuller. During fiscal 2007, all compensation was deductible.

Total Compensation for Named Executive Officers

We believe that the policies and programs described in the Compensation Discussion and Analysis maintain an appropriate balance between motivating achievement of short-term goals and strategically leading H.B. Fuller in a direction to provide long-term success and therefore serve the interests of H.B. Fuller and its shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with H.B. Fuller management the Compensation Discussion and Analysis. Based on this review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Annual Report on Form 10-K for the year ended December 1, 2007.

Compensation Committee of the Board of Directors of H.B. Fuller Company

R. William Van Sant, Chair

Knut Kleedehn

Lee R. Mitau

John C. van Roden, Jr.

SUMMARY COMPENSATION TABLE

FISCAL YEAR 2007

The following table shows the cash and non-cash compensation for the 2007 fiscal year awarded to or earned by Mr. Michele Volpi, as Chief Executive Officer during fiscal 2007, Mr. John A. Feenan as Chief Financial Officer for a portion of the 2007 fiscal year, Mr. James C. McCreary, Jr. as Interim Chief Financial Officer during a portion of the 2007 fiscal year and each of the other three most highly compensated executive officers at the end of fiscal year 2007.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)		Stock Awards ($)(3)		Option Awards ($)(4)		Non- Equity Incentive Plan Compen- sation(1)(5)	Change in Pension Value & Non-qualified Deferred Compen- sation Earnings ($)(6)	All Other Compen- sation ($)		Total ($)
Michele Volpi, President and Chief Executive Officer	2007	502,496	351,191	(7)	296,693		288,533		501,702	68,038	80,939	(8)	2,089,592

James C. McCreary, Jr., Vice President, Controller and Interim Chief Financial Officer	2007	262,520	100,000	(9)	67,240		100,645		169,541	123,197	54,796	(10)	877,939

John A. Feenan, Chief Financial Officer(11)	2007	86,791	-0-		-0-	(11)	-0-	(11)	-0-	-0-	46,816	(12)	133,607

Ann B. Parriott, Vice President, Human Resources	2007	288,565	-0-		81,193		79,975		180,746	24,279	47,073	(13)	701,831

Timothy J. Keenan, Vice President, General Counsel and Corporate Secretary	2007	246,328	-0-		72,304		89,255		165,595	19,641	41,467	(14)	634,590

Jay Scripter Vice President, North America	2007	231,374	-0-		23,221		28,907		88,553	24,874	198,489	(15)	595,418

(1)	Includes cash compensation deferred at the election of the executive under H.B. Fuller’s Thrift Plan (a 401(k) plan) and Key Employee Deferred Compensation Plan.

(2)	We award bonuses under our short-term incentive plans based on our achievement of certain performance targets as discussed in the Compensation Discussion and Analysis section of this Proxy Statement. Accordingly, bonus amounts under the short-term incentive plans are shown in the Non-Equity Incentive Plan Compensation column of this table. Bonuses for previous years were reported in this Bonus column. However, under the current reporting rules, only guaranteed or purely discretionary bonuses are disclosed in this column.

(3)	This column shows the amounts recognized in our fiscal year 2007 financial statements in accordance with SFAS 123(R). A discussion of the assumptions used in calculating these values may be found in Note 3 in Part II, Item 8 of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 1, 2007. Footnote 3 is titled, “Note 3: Accounting for Share-Based Compensation”.

(4)	This column shows the amounts recognized in our fiscal year 2007 financial statements in accordance with SFAS 123(R). A discussion of the assumptions used in calculating these values may be found in Note 3 to the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 1, 2007.

(5)	As described in the Compensation Discussion and Analysis of this Proxy Statement, these amounts are cash bonuses paid out under our short-term incentive plan.

(6)	The amounts in this column represent the aggregate change in the actuarial present value of the named executive officer’s accumulated retirement benefits under the H.B. Fuller Retirement Plan and the Defined Benefit Supplemental Executive Retirement Plan. See the Pension Benefits table later in this Proxy Statement for additional information. The Change in Pension Value is based on the same assumptions as those used for the valuation of the plan liabilities in H.B. Fuller’s Annual Report on Form 10-K for the fiscal year ended December 1, 2007. The assumptions made in the calculations of these amounts may be found in Note 10 to the audited financial statement in Form 10-K. Amounts reported also include the amount of interest accrued during the applicable fiscal year on the officer’s account in the Key Employee Deferred Compensation Plan that exceeded 120% of the applicable federal long-term rate. For Mr. Volpi, this amount was $154; for Mr. McCreary, $136; and for Mr. Keenan, $17.

(7)	In January 2008, the Compensation Committee determined to pay Mr. Volpi a discretionary bonus in the amount shown in this column in order to acknowledge his and our overall positive business results in fiscal 2007.

(8)	Includes a matching contribution of Common Stock to Mr. Volpi’s account under the terms of H.B. Fuller’s Thrift Plan in the amount of $9,000, a 4% restoration plan match calculated on calendar year 2007 salary and bonus and credited in February 2008 to Mr. Volpi’s account under the Defined Contribution Supplemental Executive Retirement Plan in the amount of $28,512, matching contributions during December 2006 under the Thrift Plan restoration provisions of the Key Employee Deferred Compensation Plan of $1,765 and reinvested dividends paid on unvested restricted stock of $11,923. Also includes perquisites as follows: executive physical (including reimbursement of travel expenses) of $2,609, a gift in the amount of $50 and a related tax gross up of $24, premiums paid on a tax-protected basis on personal excess liability insurance of $860 and a related tax gross up of $684, a car allowance of $18,012 and financial planning of $7,500.

(9)	Mr. McCreary received a discretionary bonus during fiscal 2007 in the amount of $100,000 in recognition of his contribution to H.B. Fuller as interim Chief Financial Officer.

(10)	Includes a matching contribution of Common Stock to Mr. McCreary’s account under the terms of H.B. Fuller’s Thrift Plan in the amount of $9,000, a 4% restoration plan match calculated on calendar year 2007 salary and bonus and credited in February 2008 to Mr. McCreary’s account under the Defined Contribution Supplemental Executive Retirement Plan in the amount of $15,308, matching contributions during December 2006 under the Thrift Plan restoration provisions of the Key Employee Deferred Compensation Plan of $1,190, reinvested dividends paid on unvested restricted stock of $3,447 and the dollar value of our 10% matching contribution relating to Common Stock units credited to Mr. McCreary’s account under the Key Employee Deferred Compensation Plan in the amount of $194. Also includes perquisites as follows: executive physical (including reimbursement of travel expenses) of $9,539, gifts in the amount of $50 and a related tax gross up of $24, premiums paid on a tax-protected basis on personal excess liability insurance of $860 and a related tax gross up of $684, a car allowance of $12,000 and financial planning of $2,500.

(11)	Mr. Feenan resigned as an executive officer of the Company effective February 15, 2007. As a result of his resignation, Mr. Feenan forfeited 100,094 unexercisable stock options and 37,290 shares of unvested restricted stock. For financial statement purposes in fiscal 2007, the forfeiture of these awards resulted in reversal of expense taken in prior years. However, as these amounts were not previously reported in the Summary Compensation Table, they were not reversed here.

(12)	Includes a matching contribution of Common Stock to Mr. Feenan’s account under the terms of H.B. Fuller’s Thrift Plan in the amount of $9,000, matching contributions during December 2006 under the Thrift Plan restoration provisions of the Key Employee Deferred Compensation Plan of $1,730, reinvested dividends paid on unvested restricted stock of $9,896 and the dollar value of our 10% matching contribution relating to Common Stock units credited to Mr. Feenan’s account under the Key Employee Deferred Compensation Plan in the amount of $19,453. Also includes perquisites as follows: a gift in the amount of $50 and a related tax gross up of $24, a car allowance of $3,231 and financial planning of $2,500 and a related gross up of $932.

(13)	Includes a matching contribution of Common Stock to Ms. Parriott’s account under the terms of H.B. Fuller’s Thrift Plan in the amount of $9,000, a 4% restoration plan match calculated on calendar year 2007 salary and bonus and credited in February 2008 to Ms. Parriott’s account under the Defined Contribution Supplemental Executive Retirement Plan in the amount of $9,964, reinvested dividends paid on unvested restricted stock of $2,992 and the dollar value of our 10% matching contribution relating to Common Stock units credited to Ms. Parriott’s account under the Key Employee Deferred Compensation Plan in the amount of $1,064. Also includes perquisites as follows: gifts in the amount of $410 and related tax gross ups of $199, premiums paid on a tax-protected basis on personal excess liability insurance of $860 and a related tax gross up of $684, a car allowance of $14,400, and financial planning of $7,500.

(14)	Includes a matching contribution of Common Stock to Mr. Keenan’s account under the terms of H.B. Fuller’s Thrift Plan in the amount of $9,000, a 4% restoration plan match calculated on calendar year 2007 salary and bonus and credited in February 2008 to Mr. Keenan’s account under the Defined Contribution Supplemental Executive Retirement Plan in the amount of $5,672, reinvested dividends paid on unvested restricted stock of $2,974 and the dollar value of our 10% matching contribution relating to Common Stock units credited to Mr. Keenan’s account under the Key Employee Deferred Compensation Plan in the amount of $569. Also includes perquisites as follows: gifts in the amount of $300 and related tax gross ups of $146, premiums paid on a tax-protected basis on personal excess liability insurance of $860 and a related tax gross up of $684, a car allowance of $14,400, and financial planning of $6,862.

(15)	Includes a matching contribution of Common Stock to Mr. Scripter’s account under the terms of H.B. Fuller’s Thrift Plan in the amount of $9,000, a 4% restoration plan match calculated on calendar year 2007 salary and bonus and credited in February 2008 to Mr. Scripter’s account under the Defined Contribution Supplemental Executive Retirement Plan in the amount of $3,781, and reinvested dividends paid on unvested restricted stock of $1,181. Also includes perquisites as follows: gifts in the amount of $395 and related tax gross ups of $192, premiums paid on a tax-protected basis on personal excess liability insurance of $860 and a related tax gross up of $684, a car allowance of $13,800, a transfer allowance of $24,130, relocation expenses of $89,223 and a tax gross up of $55,243 related to the transfer allowance and the relocation expenses.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2007

Name	Grant Date(1)	Date of Meeting of Compen- sation Committee at which Grant was Approved(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Michele Volpi	12/4/2006	11/30/2006	250,851	501,702	1,003,404	16,660			446,321
	12/4/2006	11/30/2006					64,309	26.79	708,171

James C. McCreary, Jr.	12/4/2006	11/30/2006		99,730	149,595	2,499			66,948
	12/4/2006	11/30/2006					9,646	26.79	106,222

John A. Feenan	12/4/2006	11/30/2006		213,316	426,633	7,080			189,673
	12/4/2006	11/30/2006					27,331	26.79	300,969

Ann B. Parriott	12/4/2006	11/30/2006		129,104	258,208	4,165			111,580
	12/4/2006	11/30/2006					16,077	26.79	177,040

Timothy J. Keenan	12/4/2006	11/30/2006		118,282	236,564	4,165			111,580
	12/4/2006	11/30/2006					16,077	26.79	177,040

Jay Scripter	12/4/2006	11/30/2006		88,553	169,420	1,249			33,461
	12/4/2006	11/30/2006					4,823	26.79	45,505

(1)	These options were granted at a Compensation Committee meeting on November 30, 2006 for fiscal 2006 performance. Per company policy, the grant date is the later of the date of the Compensation Committee meeting at which the grant was approved or the first day of the fiscal year following the fiscal year for which the performance relates.

(2)	This represents a bonus opportunity under our short-term incentive plan for fiscal 2007 performance (STIP). The actual amount paid out in January 2008 under the STIP is set forth in the Summary Compensation Table. No threshold number is included for the named executive officers other than Mr. Volpi, as the plan does not provide for a minimum payment amount for individuals. Mr. Volpi has a threshold amount included due to the calculation of his short-term incentive plan award under Section 162(m) of the Internal Revenue Code.

(3)	The restricted stock grants vest in full on the third anniversary date of the grant. Under the Amended and Restated Year 2000 Stock Incentive Plan, dividends on restricted stock are accrued by H.B. Fuller at the same rate as payable to all H.B. Fuller shareholders and are paid if and when the restricted stock vests. The restricted stock becomes immediately vested in the event of retirement (age 65 and ten years of service), death, disability and change-in-control. The value of accrued dividends is included in the Summary Compensation Table in the “All Other Compensation” column.

(4)	These options are granted under the Amended and Restated Year 2000 Stock Incentive Plan and become exercisable at the rate of 25% each year beginning on the first anniversary of the grant date, and expire 10 years from the grant date. These options become immediately exercisable upon retirement (age 65 and 10 years of service), early retirement (age 55 and 10 years of service), death, disability or change-in-control.

The following table summarizes the total outstanding equity awards as of December 1, 2007 for each of the named executive officers in the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Michele Volpi	06/27/2002	5,122	-0-	15.31	6/27/2012
	12/09/2002	9,364	-0-	13.95	12/9/2012
	12/03/2003	7,620	2,542	13.65	12/3/2013
	12/02/2004	12,232	12,232	14.49	12/2/2014
	12/01/2005	19,804	19,804	16.02	12/1/2015
	12/04/2006	-0-	64,309	26.79	12/4/2016
	04/15/2004					828.720	20,958
	12/02/2004					6,190.524	156,558
	12/01/2005					14,668.053	370,955
	04/05/2006					4,939.062	124,909
	12/04/2006					16,822.858	425,450

James C. McCreary, Jr.	01/17/2002	15,368	-0-	12.98	1/17/2012
	12/09/2002	14,044	-0-	13.95	12/9/2012
	12/03/2003	11,432	3,812	13.65	12/3/2013
	12/02/2004	9,174	9,174	14.49	12/2/2014
	12/01/2005	8,388	8,388	16.02	12/1/2015
	12/04/2006	-0-	9,646	26.79	12/4/2016
	04/15/2004					470.099	11,889
	12/02/2004					4,643.931	117,445
	12/01/2005					4,141.280	104,733
	12/04/2006					2,523.429	63,818

John A. Feenan(4)		-0-	-0-	N/A	N/A	-0-	-0-

Ann B. Parriott	01/27/2006	4,964	14,894	18.74	1/27/2016
	12/04/2006	-0-	16,077	26.79	12/4/2016
	01/27/2006					7,357.510	186,071
	12/04/2006					4,205.715	106,363

Timothy J. Keenan	12/02/2004	6,116	6,116	14.49	12/2/2014
	12/01/2005	8,388	8,388	16.02	12/1/2015
	12/04/2006		16,077	26.79	12/4/2016
	12/02/2004					3,095.262	78,279
	12/01/2005					4,141.280	104,733
	12/04/2006					4,205.715	106,363

Jay Scripter	04/13/2005	700	1,400	14.10	4/13/2015
	12/01/2005	2,097	4,194	16.02	12/1/2015
	12/04/2006		4,823	26.79	12/4/2016
	04/15/2004					302.882	7,660
	12/01/2005					2,070.640	52,366
	12/04/2006					1,261.209	31,896

(1)	Stock options granted from 1/17/2002 through 12/4/2006 vest in four equal annual installments beginning on the first anniversary of the grant date.

(2)	Restricted stock shares granted 4/15/2004 vest in four equal annual installments beginning on the first anniversary of the grant date. Restricted stock shares and units granted 12/2/2004 through 12/4/2006 vest entirely on the third anniversary of the grant date.

(3)	The market value is based on the closing price at November 30, 2007 (the last business day of the year) of $25.29.

(4)	Mr. Feenan forfeited all remaining grants of stock options and restricted stock on 2/15/2007, his date of resignation from H.B. Fuller.

OPTION EXERCISES AND STOCK VESTED—FISCAL 2007

The following table summarizes the number of options exercised and shares of restricted stock vested during fiscal year 2007 for each of the named executive officers in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michele Volpi	-0-	-0-	822	22,765
James C. McCreary, Jr.	-0-	-0-	466	12,914
John Feenan	95,739	1,068,383	-0-	-0-
Ann B. Parriott	-0-	-0-	-0-	-0-
Timothy J. Keenan	-0-	-0-	-0-	-0-
Jay Scripter	2,797	30,405	300	8,320

(1)	The value realized on the exercise of stock options is the difference between fair market value of the H.B. Fuller Common Stock at the time of exercise and the exercise price contained in the award agreement for the stock option.

(2)	The value realized on the vesting of stock awards is the closing market price of a share of H.B. Fuller Common Stock on the date of vesting multiplied by the number of vested shares. H.B. Fuller withheld shares of the H.B. Fuller Common Stock from the amounts shown having a value equal to the applicable tax withholding requirement.

PENSION BENEFITS—FISCAL YEAR 2007

The table below sets forth the present accumulated value of the pension benefits of the named executive officers in the Summary Compensation Table under each of the following pension plans.

•

H. B. Fuller Company Retirement Plan.    This is a funded and tax-qualified plan that provides pension benefits to approximately 1,000 active employees as of December 31, 2007. Entry into the plan was frozen as of December 31, 2006 to new participants. (See discussion under the heading “3% ‘restoration nonelective’” credit below for eligible employees hired after December 31, 2006.) Normal Retirement Age is defined as age 65; however employees are generally eligible to retire with unreduced benefits at age 62 or later if they have completed 10 years of service, and are eligible to retire with reduced benefits from ages 55 to 61 if they have completed 10 years of service. All named executive officers in this Proxy Statement are participants in this plan. None of the named executive officers are eligible for normal or early retirement benefits under the H.B. Fuller Company Retirement Plan.

The amount of pension benefits received at retirement is based on a formula that includes final average compensation and years of service. Final average compensation is the average amount of eligible earnings for the five highest paid calendar years of the last 10 consecutive years of credited service. Eligible earnings are defined as base salary and short-term incentive cash bonuses below the IRS-prescribed limit applicable to tax-qualified plans ($225,000 for calendar year 2007). The benefit will equal the sum of 1.0% of final average compensation for each year of credited service plus .45% of final average compensation in excess of the Social Security covered compensation level for each year of credited service up to a maximum of 30 years.

The pension benefit an employee earns over his or her career with H.B. Fuller is payable starting after retirement on a monthly basis for life. Employees vest in the plan after completing five years of qualifying service.

Benefits under this plan are subject to the limitations imposed under Section 415 of the Internal Revenue Code. The section 415 limit for calendar year 2007 is $180,000 per year for a single life annuity payable at an IRS-prescribed retirement age.

Supplemental benefits provide for restoration of benefits limited in qualified retirement plans. They include:

•

H.B. Fuller Supplemental Executive Retirement Plan (DB SERP).    H.B. Fuller offers the plan to approximately 25 eligible active employees Pay Grade 32 and above to provide for retirement benefits above amounts available under the company’s tax-qualified pension plan. The DB SERP is unfunded and is not qualified for tax purposes. An employee’s annual retirement benefit, when combined with amounts payable under the company’s tax-qualified pension plan and Social Security will equal 50% of the employee’s final average compensation, which is defined as the highest five out of the last ten years of earnings (gross base salary and short-term incentive bonus). Employees are generally not eligible for benefits if they leave the company prior to age 55 and before they have completed ten years of credited service. Reduction for commencement prior to age 62 is based on the same schedule as the H.B. Fuller Retirement Plan. A participant who is married will receive a monthly benefit payable in a 50% joint & survivor form of payment. None of the named executive officers in this Proxy Statement are currently eligible for early retirement benefits.

During 2007 participants were given the choice to either remain in the H.B. Fuller Company DB SERP or to participate in the supplemental executive retirement plan account within the Defined Contribution Restoration Plan (DC Restoration Plan) described below. Of the named executive officers, only Mr. McCreary elected to continue to participate in the DB SERP. The remaining participants will be removed and an amount equal to their DB SERP earned benefit as of December 31, 2006 plus interest and 7% of their eligible earnings for the calendar year ending December 31, 2007 will be credited to their DC Restoration Plan account during 2008.

•

Defined Contribution Restoration Plan (DC Restoration Plan).    This non-qualified unfunded retirement plan is intended to provide for retirement benefits above amounts available under H.B. Fuller’s tax-qualified pension plan. As noted above, during 2007, Mr. Volpi, Ms. Parriott, Mr. Keenan and Mr. Scripter elected to participate in the DC Restoration Plan effective January 1, 2008. Mr. McCreary elected to participate in the DB SERP. Participants in this plan receive annual credits in a bookkeeping account that is hypothetical in nature. Following are the four component accounts in the plan.

•

4% restoration plan match credit on H.B. Fuller’s Thrift Plan (a 401(k) plan) employer match to restore the company matching contribution that is restricted by IRS contribution limits, providing for a benefit of 4% of eligible compensation minus matching contributions under the H.B. Fuller Thrift Plan. (For Mr. McCreary, this match is also available.)

•

3% “restoration nonelective” credit provides a contribution of 3% of eligible pay in excess of the IRS annual limit for participants who were hired after December 31, 2006. None of the named executive officers are eligible for this retirement credit.

•	7% supplemental executive retirement plan credit on all eligible earnings.

•	One time transition election additional amount for participants who elected to convert from a DB SERP to the DC Restoration Plan.

In the past, in certain circumstances, H.B. Fuller has adjusted its standard retirement benefits in order to bring in key executive talent. In the circumstances in which these adjustments have been made, it has been to recognize valuable experience that an executive brings from a prior career and is now bringing to H.B. Fuller.

No pension benefits were paid to any named executives in the last fiscal year.

The amounts reported in the table below equal the present value of the accumulated benefit as of December 1, 2007 for the named executives under each plan based on the assumptions described in note 1.

PENSION BENEFITS—FISCAL YEAR 2007

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Michele Volpi	H.B. Fuller Retirement Plan	5.167	49,019	-0-
	Defined Benefit Supplemental Executive Retirement Plan	5.167	108,533	-0-

James C. McCreary, Jr.(2)	H.B. Fuller Retirement Plan	6.833	103,249	-0-
	Defined Benefit Supplemental Executive Retirement Plan	28.833	533,521	-0-

John A. Feenan (3)	H.B. Fuller Retirement Plan	N/A	N/A	-0-
	Defined Benefit Supplemental Executive Retirement Plan	N/A	N/A	-0-

Ann B. Parriott	H.B. Fuller Retirement Plan	1.667	26,215	-0-
	Defined Benefit Supplemental Executive Retirement Plan	1.667	6,410	-0-

Timothy J. Keenan	H.B. Fuller Retirement Plan	3.083	41,901	-0-
	Defined Benefit Supplemental Executive Retirement Plan	3.083	91,376	-0-

Jay Scripter	H.B. Fuller Retirement Plan	4.167	39,773	-0-
	Defined Benefit Supplemental Executive Retirement Plan	4.167	21,783	-0-

(1)	The “Present Value of Accumulated Benefit” is based on service and earnings (base salary and bonus) considered by the plans for the period through August 31, 2007. The “Present Value of Accumulated Benefit” is based on the same assumptions as those used for the valuation of the plan liabilities in H. B. Fuller’s Annual Report on Form 10-K for the fiscal year ended November 30, 2007, except in accordance with SEC guidance. The assumptions made in the calculations of these amounts may be found in Part II, Item 8, Note 10 to the audited financial statements in Form 10-K titled “Pension and Postretirement Benefits.”

(2)	According to the provisions of the Supplemental Executive Retirement Plan (DB SERP), a participant’s annual benefit shall be reduced by the aggregate value of their annual benefits under any funded or unfunded pension, profit sharing, stock bonus or deferred compensation plan of another employer as determined by the Administrator. When Mr. McCreary was hired, he was granted additional credited service of twenty-two years in the Supplemental Executive Retirement Plan (SERP) for pension benefits received through his former employer. The amounts displayed in the table have been adjusted for an offset for a benefit he is entitled to from his former employer.

(3)	Mr. Feenan resigned from the Company effective February 15, 2007. At the time Mr. Feenan resigned he had less than five years of vesting service and was less than 55 years old. A participant who leaves H.B. Fuller prior to completing five years of credited service in the H. B. Fuller Retirement Plan or 10 years of credited service and prior to age 55 in the Supplemental Executive Retirement Plan forfeits their right to a pension benefit. Therefore, there is no information included for Mr. Feenan.

We offer a nonqualified deferred compensation plan as a tool for our key employees (including our named executive officers) to plan for their financial future. This plan is a tax deferral opportunity. The named executive officers may defer amounts into this plan from their salary and short-term incentive awards. Amounts deferred under the plan are credited with earnings and investment gains and losses by assuming that deferred amounts were invested in one or more investment options selected by the participant under the terms of the plan. Balances in the deferred compensation plan reflect amounts that have accumulated over time and directly relate to participants’ length of participation in the plan, individual investment choices and individual decisions regarding the level of savings over time. Participants who invest in the Company stock fund are eligible to receive a 10% match in Company stock.

The value of these matching contributions is disclosed in the Summary Compensation Table in this Proxy Statement. In addition, the Compensation Committee may make discretionary contributions to a participant’s Common Stock account under this plan. For fiscal year 2007, no discretionary grants were made to any of the named executive officers listed in the Summary Compensation Table.

The following table summarizes information with respect to the participation of the named executive officers in our nonqualified deferred compensation plans.

NONQUALIFIED DEFERRED COMPENSATION—FISCAL YEAR 2007

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Michele Volpi	4,989	1,765	(6,533)	-0-	163,882	(2)
James C. McCreary, Jr.	9,891	1,383	(1,330)	-0-	202,285
John Feenan	389,055	21,183	6,036	866,982	104,524	(3)
Ann B. Parriott	10,641	1,064	(1,394)	-0-	10,311
Timothy J. Keenan	11,373	569	(1,620)	-0-	19,238
Jay T. Scripter	-0-	-0-	-0-	-0-	-0-

(1)	Amounts reported in this column are also included in the “All Other Compensation” column of the Summary Compensation table in this Proxy Statement.

(2)	Of this amount, $81,351 represents deferrals of cash compensation from the prior year that was reported in the Summary Compensation Table in our proxy statement for the relevant year.

(3)	Of this amount, $291,543 represents deferrals of cash compensation from the prior years that were reported in the Summary Compensation Table in our proxy statement for the relevant years. The Aggregate Balance at Last FYE has been reduced by distributions this fiscal year due to Mr. Feenan’s resignation.

POTENTIAL PAYMENTS MADE UPON TERMINATION OR CHANGE-IN-CONTROL

In General.    The Company has certain arrangements, policies and practices covering the named executive officers in this Proxy Statement that require it to provide compensation in the event of certain types of terminations, including certain terminations due to a change-in-control of the Company.

The information set forth below describes amounts that the Company would pay or provide to a named executive officer or his/her beneficiaries in each of the following situations: involuntary not for cause termination, involuntary or good reason termination after a change-in control, disability and death. The estimated amounts payable are calculated as if the termination occurred on the last business day of the fiscal year, November 30, 2007, using the closing stock price from the last business day of the fiscal year.

We have not included payments or benefits that are fully disclosed in the Pension Benefits Table or the Nonqualified Deferred Compensation Table of this Proxy Statement, unless such payment is enhanced or its vesting or other provisions are accelerated or enhanced. We have also not included information or payments related to contracts, agreements, plans or arrangements to the extent that they do not discriminate in scope, term or operation in favor of the named executive officers and that are available generally to all salaried employees. We are calling these benefits “general benefits” and they include:

•	Accrued Vacation Pay

•	Thrift 401(k) Plan

•	Health and Welfare Benefits

•	Life Insurance Proceeds

Change-in-Control Arrangements

We have a change-in-control arrangement with each of Mr. Volpi, Ms. Parriott, Mr. Keenan and Mr. Scripter. The initial three-year term of these agreements automatically extends for an additional year on each subsequent anniversary of the agreement, unless our Board of Directors gives notice of non-renewal prior to an anniversary date. A protected period of 24 months follows each and every change-in-control of H.B. Fuller under the terms of these agreements. If during this protected period, we terminate the executive’s employment for any reason other than cause or disability, or the executive terminates his or her employment for good reason (including demotion, pay cut or certain relocations) the executive is entitled to receive a lump sum payment from us. The payment is equal to three times the sum of the executive’s highest base salary, on an annualized basis, established by us during the period commencing three months prior to the occurrence of the change-in-control and ending on the date of the executive’s termination of employment, plus the executive’s target annual incentive compensation established by us and in effect immediately prior to the change-in-control. In addition, the executive will receive the target short-term incentive plan payment prorated to the date of the termination without application of any denial provisions based on unsatisfactory personal performance or any other reason. If any named executive officer is also entitled to severance payments which would be made in the absence of a change-in-control under any plan or program of, or contract with, H.B. Fuller, or under the laws of any federal, state, local or foreign jurisdiction, the amount payable to the named executive officer under the change-in-control severance calculation (prior to the crediting of interest) shall be reduced (but not below zero) by the present value of such other severance payments. In addition, the executive is entitled to medical and dental benefits and certain perquisites for a three-year period following the termination of employment. We will adjust the payments and benefits in the event that they are subject to an excise tax imposed by Section 280G of the Internal Revenue Code and do not exceed 330% of the executive’s base amount. Under these circumstances, the payments and benefits will be adjusted so that the amount of the payments equals 299% of the base amount, which is the maximum amount that can be paid without imposition of an excise tax. In the event that the payments and benefits are subject to an excise tax and exceed 330% of the executive’s base amount, we have agreed to reimburse the executive for the amount of the excise tax and for any taxes imposed upon the reimbursement.

Mr. McCreary has change-in-control benefits under an H.B. Fuller group benefit plan. A protected period of 24 months follows a change in control of H.B. Fuller. If during this protected period, we terminate Mr. McCreary’s employment for any reason other than cause or disability, or if he terminates his employment for good reason (including demotion, pay cut or certain relocations), Mr. McCreary is entitled to receive a lump sum payment from us. The payment is equal to two times the sum of his highest base salary, on an annualized basis, established by us during the period commencing three months prior to the occurrence of the change in control and ending on the date of his termination of employment, plus his target annual incentive compensation established by us and in effect immediately prior to the change in control. In addition, Mr. McCreary is entitled to medical and dental benefits and certain perquisites for a two-year period following the termination of employment. We will adjust the payments and benefits in the event that they are subject to an excise tax imposed by Section 280G of the Internal Revenue Code and do not exceed 330% of the executive’s base amount. Under these circumstances, the payments and benefits will be adjusted so that the amount of the payments equals 299% of the base amount, which is the maximum amount that can be paid without imposition of an excise tax. In the event that the payments and benefits are subject to an excise tax and exceed 330% of the executive’s base amount, we have agreed to reimburse the executive for the amount of the excise tax and for any taxes imposed upon the reimbursement.

We have other compensatory arrangements with our named executive officers that will be affected by a change-in-control. Our Supplemental Executive Retirement Plan provides that if within two years after a change-in-control, we terminate a participant’s employment without cause or the participant terminates his or her employment for good reason (as defined in this plan), then zero to three years (depending on the participant’s position and pay grade) shall be added to both the participant’s age and years of credited service for purposes of determining benefits under the plan.

In addition, in the event of a change-in-control, all shares of restricted stock, all restricted stock units and any unvested stock options outstanding under our stock incentive plans immediately vest in full.

Severance

H.B. Fuller employees (including the named executive officers) are eligible for severance pay if their employment with the Company is involuntarily terminated and if they sign an employment release indicating that in exchange for the severance payment, they will not bring any legal claims against the Company arising out of their employment or the cessation of that employment. Employees are not eligible for severance pay if they are discharged for gross violation of working rules or gross misconduct, if they voluntarily resign or voluntarily retire, if they die, if they are transferred to or from a subsidiary of H.B. Fuller, if they are employed in a business that is sold or transferred to a new owner and they continue to be employed by the new owner immediately after the sale or transfer; or if they are employed in a business that is sold or transferred to a new owner and they decline to be employed in a comparable position in that business or by the new owner after the sale or transfer. Severance is paid in a lump sum after termination. If an H.B. Fuller employee is entitled to regular severance pay, he/she generally receives one week’s pay for each full year he/she has worked for H.B. Fuller, with a minimum of two weeks’ pay.

Payments upon Death or Disability

In the event of a death or disability as of the last business day of the fiscal year, a named executive officer’s compensation would be affected as follows:

•	Stock options, restricted stock and restricted stock units would vest both at death and at disability.

Payments upon Involuntary Not For Cause Termination

In the event of an involuntary termination, not for cause, as of the last business day of the fiscal year, a named executive officer’s compensation would be affected as follows:

•	Unvested restricted stock and restricted stock units awarded through April 2004 would vest for Mr. Volpi, Mr. McCreary and Mr. Scripter.

•	Outplacement services not to exceed $25,000 would be provided for all named executive officers except Mr. McCreary whose outplacement services would not exceed $12,500.

Early Retirement

As of the last business day of the fiscal year, no named executive officer was eligible for early retirement.

Normal Retirement

As of the last business day of the fiscal year, no named executive officer was eligible for normal retirement.

The following table shows potential estimated payments to the named executive officers in this Proxy Statement upon involuntary termination (not for cause), change-in-control, disability and/or death. The tables assume that the termination was effective on the last business day of the fiscal year, and are estimates of amounts that would be paid to the named executive officers upon termination in addition to the base salary and short-term incentive earned by the executives during the fiscal year and any applicable pension amounts payable to the executive officers discussed under the section titled “Pension Benefits” in this Proxy Statement. Actual amounts payable to any named executive officer would only be determined as an actual event of termination.

No information is included for Mr. Feenan. Mr. Feenan resigned from the Company effective February 15, 2007. No payments were made to Mr. Feenan in connection with his resignation other than accrued vacation and holiday pay, which are included in the amount under the “Salary” column of the Summary Compensation Table in this Proxy Statement.

Executive Benefit and Payments Upon Separation—FY 2007

NEO	Type of Payment	Involuntary Not For Cause ($)	Payments upon Involuntary or Good Reason Termination after a Change-in-Control ($)	Disability ($)	Death ($)
Michele Volpi,
Short-Term Incentive Plan			501,702
Stock Options			345,377	345,377	345,377
Restricted Stock		39,857	1,078,113	1,078,113	1,078,113
Health and Welfare Benefits			41,371
Cash Severance			3,207,306
Outplacement Services		25,000	25,000
Excise Tax Gross-Up			1,919,997
Total		64,857	7,118,866	1,423,490	1,423,490

James C. McCreary, Jr.
Short-Term Incentive Plan			99,730
Stock Options			221,249	221,249	221,249
Restricted Stock		11,305	290,228	290,228	290,228
Health and Welfare Benefits			18,394
Cash Severance			724,355
Outplacement Services		12,500	15,000
Excise Tax Gross-Up			-0-
Total		23,805	1,368,956	511,477	511,477

Ann B. Parriott
Short-Term Incentive Plan			129,104
Stock Options			97,630	97,630	97,630
Restricted Stock			287,573	287,573	287,573
Health and Welfare Benefits			39,643
Cash Severance			1,265,112
Outplacement Services		25,000	25,000
Excise Tax Gross-Up			634,271
Total		25,000	2,478,333	385,203	385,203

Timothy J. Keenan
Short-Term Incentive Plan			118,282
Stock Options			143,852	143,852	143,852
Restricted Stock			283,324	283,324	283,324
Health and Welfare Benefits			39,643
Cash Severance			1,094,110
Outplacement Services		25,000	25,000
Excise Tax Gross-Up			600,130
Total		25,000	2,304,341	427,176	427,176

Jay Scripter
Short-Term Incentive Plan			88,553
Stock Options			54,572	54,572	54,572
Restricted Stock		7,284	90,159	90,159	90,159
Health and Welfare Benefits			41,371
Cash Severance			989,550
Outplacement Services		25,000	25,000
Excise Tax Gross-Up			458,490
Total		32,284	1,747,695	144,731	144,731

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF AUDITORS

Audit Committee Report

Pursuant to its charter, the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of our independent auditors. In the exercise of that authority, we, the members of the Audit Committee, determined to engage KPMG LLP to serve as H.B. Fuller’s independent auditors for the year ending November 29, 2008.

The Audit Committee of the Board is composed solely of independent directors who satisfy all applicable requirements of federal law, the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. Except in our capacity as directors, no member of the Committee receives, directly or indirectly, any consulting, advisory or other compensatory fee from the Company, and no member is otherwise “affiliated” with the Company or any subsidiary, as such term is defined by applicable federal law and regulations. In addition to the foregoing, Mr. J. Michael Losh, Chair of the Committee, based upon his experience in the preparation and auditing of the financial statements of comparable companies and his understanding of generally accepted accounting principles, internal accounting controls and audit committee functions, is deemed to satisfy the requirements of an audit committee financial expert as such term is defined under applicable federal law and regulation.

Management is responsible for the financial reporting process, accounting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable law and regulation. Management represented to us that H.B. Fuller’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

KPMG LLP, as H.B. Fuller’s independent auditors for fiscal year 2007, was responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report.

We have reviewed and discussed the audited consolidated financial statements with management and KPMG LLP. We have also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), and they have discussed with us their independence and provided to us the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Based upon our discussions and our review of the representations of management and the report of the independent auditors, and in reliance upon such information, representations, reports and opinions, we recommended to the Board of Directors that the audited consolidated financial statements be included in H.B. Fuller’s Annual Report on Form 10-K for the fiscal year ended December 1, 2007 filed with the SEC.

Audit Committee of the Board of Directors of H.B. Fuller Company

J. Michael Losh (Chair)
Juliana Chugg	Richard L. Marcantonio	Alfredo L. Rovira

Fees to the Independent Auditors

The following table presents fees for professional services provided by KPMG LLP for the audit, audit-related, tax and all other services rendered to us and our affiliates for the 2006 and 2007 fiscal years.

	2007	2006
Audit Fees	$2,498,000	$2,267,000
Audit-Related Fees	$0	$250,000
Tax Fees	$23,000	$4,000
All Other Fees	$0	$0

Audit Fees:    Includes fees and expenses billed and to be billed for (i) the audit of the consolidated financial statements included in our annual report on Form 10-K, (ii) the audit of the effectiveness of our internal control over financial reporting, (iii) reviews of the interim consolidated financial information included in our quarterly reports on Form 10-Q, (iv) statutory audits of certain international subsidiaries, (v) consultations concerning financial accounting and reporting and (vi) reviews of documents filed with the Securities and Exchange Commission and consents.

Audit-Related Fees:    Includes fees and expenses for audits of employee benefit plans and due diligence services pertaining to potential business acquisitions.

Tax Fees:    Includes fees and expenses for international tax compliance services.

The Audit Committee has in place procedures to pre-approve all audit, audit-related, tax and other permissible services provided to us by our independent auditors. We have a policy of avoiding the engagement of our independent auditors except for audit, audit-related and tax compliance services. The Audit Committee has delegated to one or more of its members pre-approval authority with respect to permitted services, and receives a regular report from management on all such services provided to us by our independent auditors. All of the services provided by our independent auditors in fiscal 2007 and 2006 were pre-approved by the Audit Committee under its pre-approval procedures.

Proposal

The Audit Committee has appointed KPMG LLP, certified public accountants, as our independent auditor for the fiscal year ending November 29, 2008. KPMG LLP first acted as our independent auditor during the fiscal year ended November 27, 2004. While we are not required to do so, H.B. Fuller is submitting the selection of KPMG LLP to serve as our independent auditor for the fiscal year ending November 29, 2008 for ratification in order to ascertain the views of our shareholders on this appointment. If the shareholders, by an affirmative vote of a majority of our shares of Common Stock represented and entitled to vote at the annual meeting, do not ratify the Audit Committee’s appointment of KPMG LLP as our independent auditor, the Audit Committee intends to reconsider that appointment. However, because of the difficulty and expense of making any change in independent auditors so long after the beginning of the current fiscal year, it is likely that the appointment would stand for fiscal year 2008 unless there were compelling reasons for making an immediate change.

Representatives of KPMG LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

We will vote your shares as you specify when providing your proxy. If you submit your proxy without voting instructions, we will vote your shares FOR the ratification of the appointment of KPMG LLP.

The affirmative vote of a majority of the outstanding shares of Common Stock represented and entitled to vote on this matter is required to approve this proposal.

The Board of Directors recommends a vote FOR

ratification of the appointment of KPMG LLP.

PROPOSAL 3—APPROVAL OF THE AMENDED AND RESTATED H.B. FULLER COMPANY

ANNUAL AND LONG-TERM INCENTIVE PLAN

Introduction

Subject to shareholder approval, during December 2007, the Board of Directors adopted the Amended and Restated H.B. Fuller Company Annual and Long-Term Incentive Plan. shareholder approval of this plan is being sought to qualify compensation paid under this plan as “qualified performance-based compensation,” as defined in Section 162(m) of the Internal Revenue Code. Section 162(m) of the Code generally limits to $1,000,000 the amount that a publicly-held corporation, like H.B. Fuller, is allowed each year to deduct for the compensation paid to its principal executive officer and the three other most highly compensated executive officers (other than the principal executive officer and the principal financial officer) (sometimes referred to as “Covered Employees”). However, qualified “performance-based compensation” is not subject to the $1,000,000 deduction limit.

To qualify as “performance-based compensation,” the following requirements need to be satisfied:

•	payments must be based on objective, performance-based standards determined by a committee consisting solely of two or more “outside” directors,

•

the material terms under which the compensation is to be paid, including a limit on the maximum bonus that may be paid to any participant with respect to any performance period, must be approved by a majority of the corporation’s shareholders, and

•	the committee of “outside” directors must certify that the applicable performance goals were satisfied before payment is made.

The Amended and Restated H.B. Fuller Company Annual and Long-Term Incentive Plan is intended to comply with the requirements of Section 162(m). If this plan is approved at the meeting, the Company’s payments under this plan should be deductible for federal income tax purposes for the next five fiscal years (at which time, shareholder approval will again be required).

The material features of this plan are summarized below. In general this plan determines the maximum amount of annual and long-term bonuses H.B. Fuller may pay to Covered Employees under this plan. In accordance with the terms of its charter, the Compensation Committee of the Board of Directors will determine the actual amount of any short or long-term bonus paid. The policies and practices that the Compensation Committee uses in determining these amounts are discussed each year in this Proxy Statement under the heading “Compensation Discussion and Analysis.” The actual amount paid by H.B. Fuller is described under the heading “Summary Compensation Table.”

Material Features of the Amended and Restated H.B. Fuller Company Annual and Long-Term Incentive Plan

Awards.    The Amended and Restated H.B. Fuller Company Annual and Long-Term Incentive Plan permits the grant of annual cash incentive awards, called “Covered Employee Annual Incentive Awards,” and long-term cash incentive awards, called “Performance Units.” It also may be used to qualify certain stock-based awards, called “Stock Incentive Awards,” granted under the Amended and Restated H.B. Fuller Company Year 2000 Stock Incentive Plan as “performance-based compensation” under Section 162(m) of the Code.

Administration.    The Annual and Long-Term Incentive Plan is administered by the Compensation Committee of the Board of Directors, which is composed solely of “outside” directors within the meaning of Section 162(m). This Committee has the authority to determine when awards will be granted, select participants, determine the amounts of the awards, and set the terms and conditions of the awards, including allowing participants to elect to defer receipt of payments of awards. The Compensation Committee also has the authority to interpret this plan and establish rules for its administration.

Covered Employee Annual Incentive Awards.    Persons eligible to receive Covered Employee Annual Incentive Awards are H.B. Fuller’s principal executive officer and the three other most highly compensated executive officers (other than the principal executive officer and the principal financial officer) for any fiscal year (each a “Covered Employee”). Each year an incentive pool equal to the greater of 5% of H.B. Fuller’s operating income or cash flow for a specified fiscal year will be available to the Compensation Committee to fund all Covered Employee Annual Incentive Awards. The Compensation Committee will allocate a percentage of that fiscal year’s incentive pool to each Covered Employee. No Covered Employee may be allocated a percentage in excess of 75% of the total pool. As soon as possible after determination of the total amount of the incentive pool for the applicable fiscal year, the Compensation Committee, in its sole discretion, shall then determine the actual amount of each Covered Employee’s Annual Incentive Award to be paid for that fiscal year. In no event can the amount paid exceed a Covered Employee’s allocated portion of the incentive pool.

For fiscal year 2008, the Compensation Committee determined that a Covered Employee Annual Incentive Award may not exceed 75% of the available incentive pool. The actual annual bonus, if any, paid to any covered employee for fiscal year 2008 will be determined by the Compensation Committee. At this time, it is not possible to determine the amount that will be paid for fiscal year 2008 or later years in the form of Covered Employee Annual Incentive Awards since actual amounts will depend on the performance of the Company as well as the Compensation Committee’s exercise of its discretion to adjust any such award downward. However, the fiscal year 2007 short-term incentive award paid to Mr. Volpi is disclosed in the Summary Compensation Table in this Proxy Statement.

Performance Unit.    A Performance Unit is an award which the Compensation Committee can grant to any H.B. Fuller employee entitling the employee to receive a cash payment at some future date or dates. The Compensation Committee can select the employees to whom Performance Units will be granted and determines the nature and amount of each Unit. All employees of H.B. Fuller and its affiliates (currently consisting of approximately 3,200 individuals) are eligible under this plan to receive Performance Units, however, long-term incentive awards similar to Performance Units have been typically limited to a senior management level consisting of approximately 50-60 employees in the past. The Compensation Committee has not authorized Performance Unit awards related to fiscal year 2007 or fiscal year 2008. If the Compensation Committee chose to award Performance Units in the future, it would set performance goals which, depending on the extent to which they are met, would determine the value and/or size of a Performance Unit award that would be paid out. The types and amounts of such awards that may be granted in the future pursuant to this plan are not determinable as the Compensation Committee will make such determinations in its discretion.

Pursuant to the terms of this plan, the performance criteria for any Performance Unit are limited to the following performance measures: (a) earnings per share; (b) return on equity; (c) economic value added; (d) stock price; (e) return on investment; (f) return on invested capital; (g) return on assets; (h) cash flow; (i) pre-tax income; (j) net revenue; (k) return on sales; (l) total shareholder return; (m) value creation sum; (n) return on gross investment; (o) total business return; and (p) net operating income. These performance measures may be used by the Compensation Committee in defining a Performance Unit to measure the performance of the Company as a whole or any business unit of the Company or any combination, and any of the above performance measures can also be used to compare the Company’s performance to the performance of a group of comparative companies, or a published or special index that the Compensation Committee, in its sole discretion, deems appropriate. Payments under any Performance Unit could also be based upon any measured improvement (actual or relative) of any of the above performance measures as the Compensation Committee may deem appropriate. Pursuant to this plan, no recipient may receive in excess of $5,000,000 for any one fiscal year pursuant to the terms of a Performance Unit or Units under this plan. The Compensation Committee also retains the discretion to adjust any amount due pursuant to the terms of a Performance Unit downward.

Stock Incentive Awards.    Subject to the terms of the Amended and Restated H.B. Fuller Company Year 2000 Stock Incentive Plan, the Compensation Committee may grant Stock Incentive Awards to any employee in such amounts and upon such terms as it may in its discretion determine. All employees of H.B. Fuller and its affiliates (currently consisting of approximately 3,200 individuals) are eligible to receive Stock Incentive Awards. The performance measures for payment of any Stock Incentive Award are the same as those for a Performance Unit Award. It is the intention of H.B. Fuller that any Stock Incentive Awards made pursuant to the Amended and Restated H.B. Fuller Company Annual and Long-Term Incentive Plan qualify as performance-based compensation under Section 162(m) of the Code. The maximum aggregate amount payable to any one participant for any one fiscal year pursuant to the terms of a Stock Incentive Award or Awards may not exceed 300,000 shares of Company Common Stock or an amount equal to the value of 300,000 shares of Company Common Stock. No Stock Incentive Awards have been granted pursuant to this plan. The types and amounts of such awards that may be granted in the future pursuant to this plan are not determinable as the Compensation Committee will make such determinations in its discretion.

Amendment and Termination.    The Compensation Committee may, at any time and from time to time, alter, amend, modify, suspend or terminate the Amended and Restated H.B. Fuller Company Annual and Long-Term Incentive Plan in whole or in part. No amendment of this plan may be made without shareholder approval if shareholder approval is required by law, regulation or stock exchange rule.

Equity Compensation Plan Information

The following table gives information about our Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 1, 2007.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	2,096,294	(1)	$16.44	(2)	6,001,512	(3)
Equity compensation plans not approved by security holders	NONE		—		NONE

Total	2,096,294		$16.44		6,001,512

(1)	Consists of 1,721,358 outstanding stock options, 52,865 outstanding restricted stock units and 322,071 deferred units convertible to common stock under the company’s deferred compensation plans.

(2)	The weighted average exercise price does not include outstanding restricted stock units or deferred units convertible to common stock under the company’s deferred compensation plans.

(3)	The following numbers of shares remained available for issuance under each of our equity compensation plans at December 1, 2007. Grants under these plans may be in the form of any of the listed types of awards. Of the number of shares available under the Year 2000 Stock Incentive Plan, only 1,047,614 of these shares remained available for restricted stock or restricted stock unit awards as of December 1, 2007.

Plan	Number of Shares	Types of Awards
1998 Directors’ Stock Incentive Plan	462,767	Options, restricted stock, restricted stock units, deferred units convertible to common stock, stock appreciation rights and performance awards

Year 2000 Stock Incentive Plan	5,458,275	Options, restricted stock, restricted stock units, stock appreciation rights and performance awards

Key Employee Deferred Compensation Plan	80,470	Deferred units convertible to common stock

Proposal

Shareholder approval of the Amended and Restated H.B. Fuller Company Annual and Long-Term Incentive Plan is being sought to qualify compensation paid under this plan as qualified “performance-based compensation,” as defined in Section 162(m) of the Internal Revenue Code.

We will vote your shares as you specify when providing your proxy. If you submit your proxy without voting instructions, we will vote your shares FOR the approval of the Amended and Restated H.B. Fuller Company Annual and Long-Term Incentive Plan.

Approval of this plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the meeting.

The Board of Directors recommends a vote FOR approval of the Amended and Restated H.B. Fuller Company Annual and Long-Term Incentive Plan.

Appendix A

Amended and Restated H.B. Fuller Company Annual and Long—Term Incentive Plan

Amended and Restated H. B. Fuller Company Annual

and Long-Term Incentive Plan

H. B. Fuller Company

Effective, December 6, 2007

Amended and Restated H. B. Fuller Company

Annual and Long-Term Incentive Plan

Article 1. Establishment, Purpose, and Duration

1.1 Establishment.    H. B. Fuller Company, a Minnesota corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the Amended and Restated H. B. Fuller Company Annual and Long-Term Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

The Plan permits the grant of Performance Unit Awards and Covered Employee Annual Incentive Awards, and sets forth the conditions to qualify Stock Incentive Awards granted under the H. B. Fuller Company Year 2000 Stock Incentive Plan as Performance-Based Compensation.

The Plan shall become effective as of December 6, 2007 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2 Purpose of the Plan.    The purpose of the Plan is to promote the short- and long-term interests of the Company and its shareholders by strengthening the Company’s ability to attract, motivate, and retain Employees of the Company upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend.

1.3 Duration of the Plan.    The Plan shall commence as of the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 12 hereof.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1 “Affiliate”    shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company, and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

2.2 “Award”    means, individually or collectively, Performance Unit Awards and Covered Employee Annual Incentive Awards granted under the Plan, and Stock Incentive Awards granted under the H.B. Fuller Company Year 2000 Stock Incentive Plan.

2.3 “Award Agreement”    shall mean any written agreement, contract, or other instrument or document evidencing an Award. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

2.4 “Board” or “Board of Directors”    means the Board of Directors of the Company.

2.5 “Code”    means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.6 “Committee”    means the Compensation Committee or such other committee of Directors designated by the Board to administer the Plan.

2.7 “Company”    means H. B. Fuller Company, a Minnesota corporation, and any successor thereto as provided in Article 14 herein.

2.8 “Covered Employee”    means a Participant who is a “Covered Employee,” as defined in Code Section 162(m) and the regulations promulgated under Code Section 162(m), or any successor statute.

2.9 “Covered Employee Annual Incentive Award”    means an award granted to a Covered Employee under the Plan evidencing the right to receive a cash payment in any Plan Year, as described in Article 8 herein.

2.10 “Director”    means any individual who is a member of the Board of Directors of the Company.

2.11 “Employee”    means any employee of the Company and/or its Affiliates.

2.12 “Extraordinary Items”    means extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year.

2.13 “Operating Cash Flow”    means net cash flow provided by operating activities computed in accordance with generally accepted accounting principles and reported in the Company’s annual report.

2.14 “Operating Income”    means gross profit less selling, administration, and other expenses computed in accordance with generally accepted accounting principles and reported in the Company’s annual report. Operating Income shall be determined exclusive of the effects of Restructuring Programs.

2.15 “Participant”    means an Employee of the Company who has been selected to receive an Award or whom has an outstanding Award granted under the Plan.

2.16 “Performance-Based Compensation”    means an Award that is qualified as performance-based compensation under Code Section 162(m).

2.17 “Performance Measures”    means measures as described in Article 7, the attainment of which may determine the degree of payout and/or vesting with respect to Stock Incentive Awards or Performance Unit Awards.

2.18 “Performance Period”    means the period of time during which the performance objectives must be met in order to determine the degree of payout and/or vesting with respect to a Stock Incentive Award or a Performance Unit Award.

2.19 “Performance Unit”    means a unit granted under this Plan evidencing the right to receive cash payment or payments at some future date or dates, as described in Article 6 herein

2.20 “Performance Unit Award”    means an award of Performance Units granted to a Participant under this Plan, as described in Article 6 herein.

2.21 “Plan Year”    means the Company’s fiscal year.

2.22 “Restructuring Programs”    means unusual and/or nonrecurring items of gain or loss due to a plan of reorganization or restructuring.

2.23 “Share”    means a Share of common stock of the Company, $1.00 par value per Share.

2.24 “Stock Incentive Award”    means an award that is granted pursuant to the Amended and Restated H. B. Fuller Company Year 2000 Stock Incentive Plan and that is qualified as Performance-Based Compensation.

Article 3. Administration

3.1 General.    The Committee shall be responsible for administering the Plan. The Committee may employ attorneys, consultants, accountants, and other persons, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested persons.

3.2 Authority of the Committee.    Subject to the terms of this Plan and applicable law, the Committee shall have full power and authority to: (i) determine when Awards will be granted; (ii) select the Participants; (iii) determine the number of Awards to be granted to each Participant under this Plan; (iv) determine the terms and conditions of the Awards and the Award Agreements; (v) determine whether the Performance Measures and other conditions to the payment of the Awards have been met; (vi) determine whether payment of the Awards will be made at the end of the Performance Period or deferred; (vii) determine whether Awards or payment of Awards shall be reduced or eliminated; (viii) amend or waive the terms and conditions of any Award Agreement; (ix) determine whether, to what extent and under what circumstances Awards may be cancelled, forfeited, or suspended; (x) interpret and administer this Plan and any instrument or agreement relating to this Plan; (xi) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of this Plan; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of this Plan.

3.3 Delegation.    The Committee may delegate to one or more of its members or to one or more agents or advisors such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following: (a) designate Employees of the Company and/or its Affiliates to be recipients of Awards; and (b) determine the size of the Award; provided, however, the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee that is a Covered Employee.

Article 4. Maximum Awards

Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (“Award Limits”) shall apply to grants of such Awards under the Plan:

(a)	Stock Incentive Awards: The maximum aggregate amount payable to any one Participant in any one Plan Year, pursuant to the terms of a Stock Incentive Award or Awards (other than Options and Stock Appreciation Rights, which terms are defined in, and a limit for which is provided in, the Amended and Restated H.B. Fuller Company Year 2000 Stock Incentive Plan), shall not exceed three hundred thousand (300,000) Shares, or an amount equal to the value of three hundred thousand (300,000) Shares.

(b)	Performance Unit Awards: The maximum aggregate amount payable to any one Participant in any one Plan Year, pursuant to the terms of a Performance Unit Award or Awards, shall not exceed five million ($5,000,000) dollars.

(c)	Covered Employee Annual Incentive Award: The maximum aggregate amount payable to any one Participant in any one Plan Year with respect to a Covered Employee Annual Incentive Award shall be determined in accordance with Article 8.

Article 5. Eligibility and Participation

5.1 Eligibility.    Individuals eligible to participate in this Plan include all Employees of the Company.

5.2 Actual Participation.    Subject to the provisions of the Plan, the Committee shall select from all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 6. Performance Unit/Stock Incentive Awards

6.1 Grant of Performance Unit/Stock Incentive Awards.    Subject to the terms of the Plan or the H. B. Fuller Company Year 2000 Stock Incentive Plan, as applicable, Performance Unit Awards and/or Stock Incentive Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

6.2 Value of Performance Unit/Stock Incentive Awards.    The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or size of the Performance Unit Awards and Stock Incentive Awards that will be paid out to, or vested in, the Participant.

6.3 Earning of Performance Unit/Stock Incentive Awards.    After the applicable Performance Period has ended, the value and/or size of the Performance Unit Awards and Stock Incentive Awards earned by the Participant over the Performance Period, shall be determined as a function of the extent to which the corresponding performance goals have been achieved.

6.4 Form and Timing of Payment of Performance Unit/Stock Incentive Awards.    Payment of earned Performance Unit Awards and Stock Incentive Awards shall be as determined by the Committee and as evidenced in the applicable Award Agreement. The Committee, in its sole discretion, may pay earned Performance Unit Awards in cash and Stock Incentive Awards according to the terms of the H. B. Fuller Company Year 2000 Stock Incentive Plan, equal to the value earned under the applicable Award Agreement at the close of the applicable Performance Period. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

6.5 Termination of Employment.    Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain the Performance Unit Awards and/or Stock Incentive Awards following termination of the Participant’s employment with the Company or its Affiliates, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Performance Unit or Stock Incentive Awards, and may reflect distinctions based on the reasons for termination.

6.6 Nontransferability.    Except as otherwise provided in a Participant’s Award Agreement, Performance Unit Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under the Plan shall be exercisable during his or her lifetime only by such Participant.

Article 7. Performance Measures

Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Article 7, the performance goals upon which the payment or vesting of an Award to a Covered Employee (other than an Covered Employee Annual Incentive Award awarded or credited pursuant to Article 8) that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Earnings per share (EPS);

(b)	Return on equity (ROE);

(c)	Economic Value Added (EVA®);

(d)	Stock price;

(e)	Return on investment (ROI);

(f)	Return on invested capital (ROIC);

(g)	Return on assets (ROA);

(h)	Cash flow;

(i)	Pre-tax income;

(j)	Net revenue;

(k)	Return on sales (ROS);

(l)	Total shareholder return (TSR);

(m)	Value creation sum;

(n)	Return on Gross Investment (ROGI);

(o)	Total Business Return (TBR); and

(p)	Net Operating Income (NOI).

Any Performance Measure(s) may be used to measure the performance of the Company as a whole or any business unit of the Company or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or any measured improvement (actual or relative) of any of the above Performance Measures, as the Committee may deem appropriate. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 7.

The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) Extraordinary Items, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed at a time and in a form that meets the requirements of Code Section 162(m) for deductibility.

Awards that are designed to qualify as Performance-Based Compensation, and that are held by Covered Employees, may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward.

In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

Article 8. Covered Employee Incentive Pool

The Committee may designate Covered Employees who are eligible to receive a monetary payment in any Plan Year based on a percentage of an incentive pool equal to the greater of: (i) five percent (5%) of the Company’s Operating Income for the Plan Year, or (ii) five percent (5%) of the Company’s Operating Cash Flow. The Committee shall allocate an incentive pool percentage to each designated Covered Employee for each Plan Year. In no event may the incentive pool percentage for any one Covered Employee exceed seventy-five percent (75%) of the total pool.

As soon as possible after the determination of the incentive pool for a Plan Year, the Committee shall calculate the Covered Employee’s allocated portion of the incentive pool based upon the percentage established at the beginning of the Plan Year. The Covered Employee’s incentive award then shall be determined by the Committee based on the Covered Employee’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a Covered Employee be increased in any way, including as a result of the reduction of any other Covered Employee’s allocated portion.

Article 9. Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 10. Deferrals

The Committee may permit or require a Participant to defer such Participant’s receipt of an Award that would otherwise be due to such Participant by virtue of the satisfaction of any requirements or performance goals with respect to Stock Incentive Awards, Performance Unit Awards, and Covered Employee Annual Incentive Awards. If any such deferral election is required or permitted, the terms of the deferral shall comply with the requirements of Section 409A of the Code (to the extent applicable), and shall be set forth in the Award Agreement pertaining to the grant of the Award.

Article 11. Rights of Participants

11.1 Employment.    Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company and/or its Affiliates to terminate any Participant’s employment at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company and/or its Affiliates and, accordingly, subject to Article 3 and Article 12, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company and/or its Affiliates.

11.2 Participation.    No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 12. Amendment, Modification, Suspension, and Termination

12.1 Amendment, Modification, Suspension, and Termination.    The Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan in whole or in part. No amendment of the Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

12.2 Awards Previously Granted.    Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, suspension, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

Article 13. Withholding

13.1 Tax Withholding.    The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

13.2 Share Withholding.    With respect to withholding required upon the achievement of performance goals related to Stock Incentive Awards, the Committee may permit the Participant subject to any restrictions or limitations that the Committee, in its sole discretion deems appropriate, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

Article 14. Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 15. General Provisions

15.1 Forfeiture Events.    The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for cause, violation of material Company and/or Affiliate policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

15.2 Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

15.3 Severability.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.4 Requirements of Law.    The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

15.5 Securities Law Compliance.    Transactions under this Plan are intended to comply with all applicable securities laws. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

15.6 Unfunded Plan.    Participants shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not subject to ERISA.

15.7 Retirement and Welfare Plans.    The value of compensation paid under this Plan will not be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a participant’s benefit.

15.8 Governing Law.    The Plan and each Award Agreement shall be governed by the laws of the State of Minnesota, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Minnesota, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

DIRECTIONS TO H.B. FULLER COMPANY

1200 Willow Lake Boulevard

St. Paul, Minnesota

651-236-5900

Directions:

From the North:    Take I-35E south to County Road E. Take the County E exit (Exit 115) and turn left onto County Road E. Take County Road E east to Labore Road (second stoplight) and turn right. Follow Labore Road to Willow Lake Blvd and turn left. Turn right into H.B. Fuller’s corporate headquarters entrance at 1200 Willow Lake Blvd and continue to stop sign. Turn left at stop sign and proceed to parking lot.

From the South:    Take I-35E north to County Road E (approx. 10 miles from downtown St. Paul). Take the County E exit (Exit 115) and turn right on County Road E. Take County Road E east to Labore Road (second stoplight) and turn right. Follow Labore Road to Willow Lake Blvd and turn left. Turn right into H.B. Fuller’s corporate headquarters entrance at 1200 Willow Lake Blvd and continue to stop sign. Turn left at stop sign and proceed to parking lot.

From the West:    Take I-494 or I-94 east to I-35E north. Follow I-35E north to County Road E. Take the County E exit (Exit 115) and turn right on County Road E. Take County Road E east to Labore Road (second stoplight) and turn right. Follow Labore Road to Willow Lake Blvd and turn left. Turn right into H.B. Fuller’s corporate headquarters entrance at 1200 Willow Lake Blvd and continue to stop sign. Turn left at stop sign and proceed to parking lot.

From the East:    Take I-694 west to I-35E north. Follow I-35E north to County Road E. Take the County E exit (Exit 115) and turn right on County Road E. Take County Road E east to Labore Road (second stoplight) and turn right. Follow Labore Road to Willow Lake Blvd and turn left. Turn right into H.B. Fuller’s corporate headquarters entrance at 1200 Willow Lake Blvd and continue to stop sign. Turn left at stop sign and proceed to parking lot.

PARKING:    Parking is available in the parking lot of the H.B. Fuller Company headquarters.

B-1

Annual Meeting of Shareholders Thursday, April 3, 2008 2:00 p.m. H.B. Fuller Company 1200 Willow Lake Boulevard Saint Paul, Minnesota

H.B. Fuller P.O. Box 64683 St. Paul, MN 55164-0683	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, appoints Michele Volpi, James C. McCreary, Jr. and Timothy J. Keenan, or any one or more of them, as proxies, with full power of substitution, to represent the undersigned and to vote, as indicated on the reverse side and otherwise in their discretion upon such other matters as may properly come before the meeting, all shares of the common stock of H.B. Fuller Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the H.B. Fuller Company headquarters, 1200 Willow Lake Boulevard, Saint Paul, Minnesota on Thursday, April 3, 2008 at 2:00 p.m. and at any adjournment thereof. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK  *  *  *  EASY  *  *  *  IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Wednesday, April 2, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/ful — QUICK  *  *  *  EASY  *  *  *  IMMEDIATE

•	Use the internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Wednesday, April 2, 2008.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to H.B. Fuller Company, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3

1. Election of directors:	01 J. Michael Losh	03 R. William Van Sant	☐ Vote FOR	☐ Vote WITHHELD
	02 Lee R. Mitau		all nominees (except as specified below)	from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number of the nominee in the box provided to the right.)

2. To ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending November 29, 2008.			☐ For ☐ Against ☐ Abstain

3. To approve the Amended and Restated H.B. Fuller Company Annual and Long-Term Incentive Plan.			☐ For ☐ Against ☐ Abstain

THIS VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3.

Address Change? Mark Box    ☐      Indicate changes below:                                     Date

Signature(s) in Box

Please sign exactly as your name(s) appear on this Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Shareholders Thursday, April 3, 2008 2:00 p.m. H.B. Fuller Company 1200 Willow Lake Boulevard Saint Paul, Minnesota

H.B. Fuller P.O. Box 64683 St. Paul, MN 55164-0683	Voting Instructions to Trustee

H.B. Fuller Company Thrift Plan

and EFTEC Savings Plan

I hereby direct Wells Fargo Bank, N.A., as Trustee of the H.B. Fuller Company Thrift Plan Trust and the EFTEC Savings Plan Trust to vote at the Annual Meeting of Shareholders of H.B. Fuller Company (the “Company”) to be held at the H.B. Fuller Company headquarters, 1200 Willow Lake Boulevard, Saint Paul, Minnesota on Thursday, April 3, 2008 at 2:00 p.m. and at any adjournment thereof, the shares of common stock of the Company allocated to my accounts.

This voting instruction card is furnished in connection with the solicitation of proxies by the Board of Directors of the Company. I understand this card must be returned to the Trustee if my voting instructions are to be honored. If it is not received by the Trustee, or if it is received but the voting instructions are invalid, the shares of stock with respect to which I could have directed the Trustee shall be voted by the Trustee in accordance with the terms of the plans. The Trustee is hereby directed to vote as indicated on the following proposals which are more fully described in the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Voting Instruction Card

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your voting instruction card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK  *  *  *  EASY  *  *  *  IMMEDIATE

•	Use any touch-tone telephone to vote your voting instruction 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Monday, March 31, 2008.

•	Please have your voting instruction card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/ful — QUICK  *  *  *  EASY  *  *  *  IMMEDIATE

•	Use the Internet to vote your voting instruction 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Monday, March 31, 2008.

•

Please have your voting instruction card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your voting instruction card and return it in the postage-paid envelope we’ve provided or return it to H.B. Fuller Company, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR VOTING INSTRUCTION CARD

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3

1. Election of directors:	01 J. Michael Losh	03 R. William Van Sant	☐ Vote FOR	☐ Vote WITHHELD
	02 Lee R. Mitau		all nominees (except as specified below)	from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number of the nominee in the box provided to the right.)

2. To ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending November 29, 2008.			☐ For ☐ Against ☐ Abstain

3. To approve the Amended and Restated H.B. Fuller Company Annual and Long-Term Incentive Plan.			☐ For ☐ Against ☐ Abstain

THIS VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3.

Address Change? Mark Box    ☐      Indicate changes below:                                              Date

Signature(s) in Box

Please sign exactly as your name(s) appear on this voting instruction card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the voting instruction card.